UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No.   )

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Chimerix, Inc.
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CHIMERIX, INC.
2505 Meridian Parkway, Suite 100
Durham, North Carolina 27713

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held On June 9, 2023

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders (the “Annual Meeting”) of Chimerix, Inc., a Delaware corporation (the “Company”). The meeting will be held on Friday, June 9, 2023 at 8:00 a.m. Eastern Time at The Umstead Hotel and Spa, located at 100 Woodland Pond Drive, Cary, North Carolina 27513, for the following purposes:

•To elect the two nominees for Class I Director named herein to the Board of Directors to serve for a term of three years;

•To ratify the selection by the Audit Committee of the Board of Directors of Ernst & Young LLP as the independent registered public accounting firm of the Company for its fiscal year ending December 31, 2023;

•To hold a non-binding advisory vote on the compensation of the Company’s named executive officers; and

•To conduct any other business properly brought before the Annual Meeting.

These items of business are more fully described in the Proxy Statement accompanying this Notice (the “Proxy Statement”).

The record date for the Annual Meeting is April 14, 2023. Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment thereof.

                    By Order of the Board of Directors

                    Michael A. Sherman
                    President and Chief Executive Officer

Durham, North Carolina
April 28, 2023

You are cordially invited to attend the meeting in person. In any event, we ask that you please complete, date, sign and return the proxy mailed to you as promptly as possible in order to ensure your representation at the meeting. You may vote over the Internet, as well as by telephone or by mailing a proxy or voting instruction form. Please review the instructions on each of your voting options described in these proxy materials.

CHIMERIX, INC.
2505 Meridian Parkway, Suite 100
Durham, North Carolina 27713

PROXY STATEMENT
FOR THE 2023 ANNUAL MEETING OF STOCKHOLDERS

 To be held on June 9, 2023

QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING

Why did I receive a notice regarding the availability of proxy materials on the Internet?

Pursuant to rules adopted by the Securities and Exchange Commission (the “SEC”), we have elected to provide access to our proxy materials over the Internet. Accordingly, we have sent you a Notice of Internet Availability of Proxy Materials (the “Notice”) because the Board of Directors (sometimes referred to as the “Board”) of Chimerix, Inc. (sometimes referred to as “we,” “us,” the “Company” or “Chimerix”) is soliciting your proxy to vote at the 2023 Annual Meeting of Stockholders, including at any adjournments or postponements of the meeting. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice or request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found in the Notice.

We intend to mail the Notice on or about April 28, 2023 to all stockholders of record entitled to vote at the Annual Meeting.

Will I receive any other proxy materials by mail?

We may send you a proxy card, along with a second Notice, on or after May 8, 2023.

When and where will the Annual Meeting be held?

The meeting will be held on Friday, June 9, 2023 at 8:00 a.m. Eastern Time at The Umstead Hotel and Spa, located at 100 Woodland Pond Drive, Cary, North Carolina 27513.

Who can vote at the Annual Meeting?

Only stockholders of record at the close of business on April 14, 2023 will be entitled to vote at the Annual Meeting. On this record date, there were 88,583,567 shares of common stock outstanding and entitled to vote.

Stockholder of Record: Shares Registered in Your Name

If at the close of business on April 14, 2023, your shares were registered directly in your name with the Company’s transfer agent, Computershare Trust Company, N.A., then you are a stockholder of record. As a stockholder of record, you may vote in person at the meeting or vote by proxy. Whether or not you plan to attend the meeting, we urge you to fill out and return the proxy card that may be delivered to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If at the close of business on April 14, 2023 your shares were held, not in your name, but rather in an account at a brokerage firm, bank, dealer or other similar organization, then you are the beneficial owner of shares held in “street name” and the Notice is being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker or other agent regarding how to vote the shares in your account. However, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker or other agent.

What am I voting on?

There are three matters scheduled for a vote:

•Proposal 1: Election of the two Class I Directors named herein to the Board of Directors to serve for a term of three years;

•Proposal 2: Ratification of the selection by the Audit Committee of the Board of Directors of Ernst & Young LLP as the independent registered public accounting firm of the Company for its fiscal year ending December 31, 2023; and

•Proposal 3: Approval, by non-binding vote, of the compensation of the Company’s named executive officers as disclosed in this Proxy Statement.

What if another matter is properly brought before the meeting?

The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on those matters in accordance with their best judgment.

How do I vote?

You may either vote “For” all the nominees to the Board of Directors or you may “Withhold” your vote for any nominee you specify. For Proposals 2 and 3, you may vote “For” or “Against” or abstain from voting.

The procedures for voting are as follows:

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote in person at the Annual Meeting or vote by proxy using a proxy card that you may request or that we may elect to deliver at a later time. In any event, we urge you to vote by proxy to ensure your vote is counted.

•To vote using the proxy card, simply complete, sign and date the proxy card that may be delivered and return it promptly in the envelope provided. If you return your signed proxy card to us before the Annual Meeting, we will vote your shares as you direct.

•Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on June 9, 2023.

•To vote over the Internet, please follow the below steps:

Step 1: Go to www.envisionreports.com/CMRX to view the materials.
Step 2: Click on Cast Your Vote or Request Materials.
Step 3: Follow the instructions on the screen to log in.
Step 4: Make your selection as instructed on each screen to select delivery preferences and vote.

•To vote by telephone, call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone. Follow the instructions provided by the recorded message.

•To vote in person, come to the Annual Meeting and we will give you a ballot when you arrive.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received a Notice containing voting instructions from that organization rather than from Chimerix. Simply follow the voting instructions in the Notice to ensure that your vote is counted. To vote in person at the Annual Meeting, you must obtain a valid proxy from your broker, bank or other agent. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy form.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of common stock you own as of the close of business on April 14, 2023.

Will a list of stockholders as of the Record Date be available?

A complete list of the stockholders entitled to vote at the Annual Meeting will be open to examination by any stockholder for any purpose germane to the Annual Meeting for a period of ten days ending on the day before the Annual Meeting during ordinary business hours at 2505 Meridian Parkway, Suite 100, Durham, North Carolina 27713. If you would like to review the list, please email us at ir@chimerix.com.

What happens if I do not vote?

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record and do not vote by completing your proxy card or in person at the Annual Meeting, your shares will not be voted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner and do not instruct your broker, bank, or other agent how to vote your shares, the question of whether your broker or nominee will still be able to vote your shares depends on whether Nasdaq Stock Market LLC (“Nasdaq”) deems the particular proposal to be a “routine” matter. Brokers and nominees can use their discretion to vote “uninstructed” shares with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters. Under the rules and interpretations of the Nasdaq Listing Rules, “non-routine” matters are matters that may substantially affect the rights or privileges of stockholders, such as mergers, stockholder proposals, elections of Directors (even if not contested), executive compensation (including any advisory stockholder votes on executive compensation and on the frequency of stockholder votes on executive compensation), and certain corporate governance proposals, even if management-supported. Accordingly, your broker or nominee may not vote your shares on Proposals 1 or 3, without your instructions, but may vote your shares on Proposal 2.

What if I return a proxy card or otherwise vote but do not make specific choices?

If you return a signed and dated proxy card or otherwise vote without marking voting selections, your shares will be voted, as applicable, “For” the election of the two nominees for Director, “For” ratification of selection by the Audit Committee of the Board of Directors of Ernst & Young LLP as the independent registered public accounting firm of the Company for its fiscal year ending December 31, 2023, and “For” the approval, by non-binding vote, of the compensation of our named executive officers as disclosed in this Proxy Statement. If any other matter is properly presented at the meeting, your proxyholder (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. In addition to these proxy materials, our Directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one Notice?

If you receive more than one Notice, your shares may be registered in more than one name or in different accounts. Please follow the voting instructions on the Notices to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

Stockholder of Record: Shares Registered in Your Name

Yes. You can revoke your proxy at any time before the final vote at the meeting. If you are the record holder of your shares, you may revoke your proxy in any one of the following ways:

•You may submit another properly completed proxy card with a later date.

•You may send a timely written notice that you are revoking your proxy to Chimerix, Inc.’s Secretary at 2505 Meridian Parkway, Suite 100, Durham, North Carolina 27713.

•You may attend the Annual Meeting and vote in person. Simply attending the meeting will not, by itself, revoke your proxy.

Your most current proxy card is the one that is counted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by your broker or bank.

When are stockholder proposals and Director nominations due for next year’s annual meeting?

To be considered for inclusion in next year’s proxy materials, your proposal must be submitted in writing by January 13, 2024 to the attention of the Secretary of Chimerix, Inc. at 2505 Meridian Parkway, Suite 100, Durham, North Carolina 27713. If you wish to submit a proposal (including a Director nomination) at the meeting that is not to be included in next year’s proxy materials, your written request must be received by the Secretary for Chimerix, Inc. between February 10, 2024 and March 11, 2024. You are also advised to review the Company’s amended and restated bylaws (“bylaws”), which contain additional requirements about advance notice of stockholder proposals and Director nominations, and compliance with the proxy solicitation rules promulgated by the SEC.

How are votes counted?

Votes will be counted by the inspector of election appointed for the meeting, who will separately count, for the proposal to elect Directors, votes “For,” “Withhold” and broker non-votes; and with respect to Proposals 2 and 3, votes “For” and “Against,” abstentions and, if applicable, broker non-votes. Abstentions will be counted towards the respective vote totals for Proposals 2 and 3 and will have the same effect as “Against” votes. Broker non-votes have no effect and will not be counted towards the vote total for any proposal.

What are “broker non-votes”?

As discussed above, when a beneficial owner of shares held in “street name” does not give instructions to the broker or nominee holding the shares as to how to vote on matters deemed by Nasdaq to be “non-routine,” the broker or nominee cannot vote the shares. These unvoted shares are counted as “broker non-votes.”

How many votes are needed to approve each proposal?

•For Proposal 1, the election of Directors, the two nominees receiving the most “For” votes from the holders of shares present in person or represented by proxy and entitled to vote on the election of Directors will be elected. Only votes “For” or “Withhold” will affect the outcome.

•To be approved, Proposal 2 ratifying the selection by the Audit Committee of the Board of Directors of Ernst & Young LLP as the independent registered public accounting firm of the Company for its fiscal year ending December 31, 2023, we must receive “For” votes from the holders of a majority of shares present in person or represented by proxy and entitled to vote on the matter. If you mark your proxy to “Abstain” from voting, it will have the same effect as an “Against” vote.

•To be approved, Proposal 3 approving, by non-binding, advisory vote, the compensation of the Company’s named executive officers as disclosed herein, we must receive “For” votes from the holders of a majority of shares present in person or represented by proxy and entitled to vote on the matter. If you mark your proxy to “Abstain” from voting, it will have the same effect as an “Against” vote.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if stockholders holding at least a majority of the outstanding shares entitled to vote are present at the meeting in person or represented by proxy. On the record date, there were 88,583,567 shares outstanding and entitled to vote. Thus, the holders of 44,291,784 shares must be present in person or represented by proxy at the meeting to have a quorum.

Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote in person at the meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, the holders of a majority of shares present at the meeting in person or represented by proxy may adjourn the meeting to another date.

How can I find out the results of the voting at the Annual Meeting?

Preliminary voting results will be announced at the Annual Meeting. In addition, final voting results will be published in a current report on Form 8-K that we expect to file within four business days after the Annual Meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the meeting, we intend to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an additional Form 8-K to publish the final results.

PROPOSAL I

 ELECTION OF DIRECTORS

Our Board of Directors consists of eight Directors. In accordance with the terms of our Amended and Restated Certificate of Incorporation, our Board of Directors is divided into three classes, denominated Class I, Class II and Class III. Each Director Class has a term of three years, and the three classes are staggered with respect to their termination dates. The terms of the current Class I Directors, Class II Directors and Class III Directors expire in 2023, 2024 and 2025, respectively. At each annual stockholder meeting, the successors to the Directors whose terms expire are elected to serve from the time of their election and qualification until the third annual meeting of stockholders following their election and until his or her successor is elected, or, if sooner, until the Director’s death, resignation or removal.

Currently, our Board of Directors is classified as follows: members of Class I are Robert J. Meyer, M.D. and Michael A. Sherman; members of Class II are Pratik S. Multani, M.D., Martha J. Demski, and Vicki Vakiener; and members of Class III are Catherine L. Gilliss, Ph.D., R.N., F.A.A.N., Patrick Machado, and Fred A. Middleton. The term of office for our Class I Directors will expire at the Annual Meeting.

There are two nominees for Class I Director this year, Robert J. Meyer, M.D. and Michael A. Sherman. Each of Dr. Meyer and Mr. Sherman has agreed to serve if elected, and management has no reason to believe that any nominee will be unavailable to serve. Each Director to be elected and qualified will hold office until our 2026 Annual Meeting of Stockholders and until his or her successor is elected, or, if sooner, until the Director’s death, resignation or removal.

Directors are elected by a plurality of the votes of the holders of shares present in person, by remote communication, if applicable, or represented by proxy and entitled to vote generally on the election of Directors. The two nominees receiving the highest number of affirmative votes will be elected.

It is the Company’s policy to invite our Directors and Director nominees to attend the Annual Meeting. Each of our then directors attended our annual meeting in 2022.

Nominees

The following is a brief biography of each nominee for Director and a discussion of the specific experience, qualifications, attributes or skills of each nominee that led the Nominating and Governance Committee to recommend that person as a nominee for Director, as of the date of this Proxy Statement.

The Nominating and Governance Committee seeks to assemble a board that, as a whole, possesses the appropriate balance of professional and industry knowledge, financial expertise and high-level management experience necessary to oversee and direct the Company’s business. To that end, the Nominating and Governance Committee has identified and evaluated nominees in the broader context of the Board’s overall composition, with the goal of recruiting members who complement and strengthen the skills of other members and who also exhibit integrity, collegiality, sound business judgment and other qualities that the Nominating and Governance Committee views as critical to effective functioning of the Board. The brief biographies below include information, as of the date of this Proxy Statement, regarding the specific and particular experience, qualifications, attributes or skills of each nominee that led the Nominating and Governance Committee to recommend that person as a nominee. However, each of the members of the Nominating and Governance Committee may have a variety of reasons why he or she believes a particular person would be an appropriate nominee for the Board, and these views may differ from the views of other members.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF EACH NAMED NOMINEE

Biographies of the Continuing Directors Whose Terms Expire at the 2023 Annual Meeting and are Nominated for Election at the Annual Meeting

Robert J. Meyer, M.D. Dr. Meyer, age 64, has served as one of our Directors since March 2018. He currently serves as Principal, Drug and Biological Products at Greenleaf Health, Inc., a boutique U.S. Food and Drug Administration (“FDA”) strategic advising company. He is also an Associate Professor of Public Health Sciences at the University of Virginia, where he was formerly the Director of the Virginia Center for Translational and Regulatory Sciences from 2013 to 2017. Dr. Meyer was a Medical Science Trustee for the United States Pharmacopeia Board (a voluntary position on this non-profit organization) from 2015 to 2020, served as a Director of Cardiome Pharma Corp., a Vancouver BC biopharmaceutical company, from August 2015 to May 2020, and was a Director with Translate Bio from January 2019 until its acquisition by Sanofi in September 2021. Prior to joining the faculty at UVA, Dr. Meyer was Vice President and Head, Global Regulatory Strategy, Policy and Safety at Merck Research Laboratories, joining Merck in October 2007. Prior to Merck, Dr. Meyer worked for the FDA from 1994 to 2007. In his last 5 years at the FDA, Dr. Meyer was the Director for the Office of Drug Evaluation II within Center for Drug Evaluation and Research, with responsibilities for pulmonary and allergy, metabolic and endocrine, and analgesics, anesthetics and rheumatologic drug products. Dr. Meyer holds a B.A. from Lehigh University and an M.D. from the University of Connecticut School of Medicine. Our Board of Directors believes that Dr. Meyer’s expertise and experience within the FDA and the pharmaceutical industry qualifies him to serve on our Board of Directors.

Michael A. Sherman. Mr. Sherman, age 57, joined Chimerix in April 2019 as Chief Executive Officer. Before joining Chimerix, he served as Chief Executive Officer of Endocyte, Inc. from June 2016 until its $2.1 billion acquisition by Novartis AG in December 2018. Prior to that, Mr. Sherman served as Endocyte’s Chief Financial Officer from October 2006 to February 2017 and its Chief Operating Officer from June 2014 to June 2016, where he helped lead Endocyte through its initial public offering and subsequent financings. Prior to joining Endocyte, Mr. Sherman served in various executive roles, including as vice president of finance and strategic planning for Guidant Corporation, a cardiovascular device manufacturer acquired by Boston Scientific Corporation. Mr. Sherman holds a B.A. in economics from DePauw University and an MBA from the Tuck School of Business at Dartmouth, graduating as a Tuck Scholar. Mr. Sherman also currently serves on the Board of Directors of Werewolf Therapeutics. Mr. Sherman has served on the Boards of Directors at Biospecifics Technologies, Inc. from April 2020 until the company’s acquisition by Endo Pharmaceuticals in December 2020, Mead Johnson Nutrition Company from March 2015 until the company’s acquisition by Reckitt Benckiser in June 2017, and the Children’s Museum of Indianapolis from January 2012 until December 2022 where he served as Chairman. Our Board of Directors believes that Mr. Sherman’s expertise and experience in the pharmaceutical industry qualifies him to serve on our Board of Directors.

Biographies of the Continuing Directors Whose Terms Expire at the 2024 Annual Meeting

Martha J. Demski.  Ms. Demski, age 70, has served as one of our Directors since 2005 and as Chair of our Board of Directors since June 2018. From August 2011 to May 2017, Ms. Demski served as Senior Vice President and Chief Financial Officer of Ajinomoto Althea, Inc. (now known as Ajinomoto Bio-Pharma Services), a fully integrated contract development and manufacturing organization. From July 2008 to December 2010, Ms. Demski served as the Interim Chief Operating Officer and Chief Financial Officer of the Sidney Kimmel Cancer Center, a non-profit corporation that was engaged in biomedical research. Previously, Ms. Demski served as Vice President and Chief Financial Officer of Vical Incorporated, a biopharmaceutical company from December 1988 to June 2004. Ms. Demski currently serves on the Board of Directors of ADMA Biologics, Inc. and Equillium, Inc., both of which are publicly traded biopharmaceutical companies. She is a member of the Audit Committee of ADMA Biologics, Inc. and chairs the Audit Committee and is a member of the Compensation Committee at Equillium, Inc. Additionally, she serves as a member of the Audit Committee of Chimerix. Ms. Demski served as Audit Committee Chair and Compensation Committee member of Adamas Pharmaceuticals until their acquisition by Supernus in November 2021. Prior to 2018, Ms. Demski was a member of the Board, Chair of the Audit Committee and member of the Compensation Committee, Nominating and Governance Committee, and Operating Committee of Neothetics, Inc., a publicly traded biotech company. Ms. Demski is a National Association of Corporate Directors Board Governance Fellow. In 2017, she received the Director of the Year in Corporate Governance award by the Corporate Directors Forum. Additionally, Ms. Demski has over 13 years of banking experience with Bank of America. Ms. Demski earned a B.A. from Michigan State University and an M.B.A. from The University of Chicago Booth School of Business with concentrations in accounting and finance. Our Board of Directors believes that Ms. Demski’s more than 40 years’ experience in the fields of finance and biotechnology as well as her experience as a member of various boards of Directors qualifies her to serve on our Board of Directors.

Pratik S. Multani, M.D. Dr. Multani, age 56, joined our Board of Directors in February 2020. He currently serves as Chief Medical Officer of ORIC Pharmaceuticals, Inc. and brings more than 20 years of experience advancing oncology products from the clinic through regulatory approval. Dr. Multani also currently serves on the board of Erasca, Inc., a public biotechnology company. Prior to joining ORIC Pharmaceuticals, Dr. Multani served as Chief Medical Officer of Ignyta, Inc., which was acquired by Roche in 2017. Before joining Ignyta, Dr. Multani was Chief Medical Officer of Fate Therapeutics, Inc., and prior to that held multiple leadership positions at Kalypsys, Inc., Kanisa, Inc., and Salmedix, Inc. Dr. Multani started his biotech career at Biogen Idec, Inc., where he was involved with the development of both Zevalin and Rituxan for treatment of Non-Hodgkin Lymphoma. Earlier in his career, Dr. Multani held academic and clinical positions at Harvard Medical School and at Massachusetts General Hospital. His postdoctoral training included a fellowship in hematology and oncology at Dana-Farber Cancer Institute and an internship and residency in internal medicine at Massachusetts General Hospital. Dr. Multani received an M.D. from Harvard Medical School and an M.S. in clinical epidemiology from Harvard School of Public Health. Our Board of Directors believes that Dr. Multani’s medical and scientific background and his expertise and experience within the pharmaceutical industry qualifies him to serve on our Board of Directors.

Vicki Vakiener. Ms. Vakiener, age 59, joined our Board of Directors in April 2021. Ms. Vakiener also serves on the Board of Directors of Arrowhead Pharmaceuticals, based in Pasadena, CA, as of May 2022. Ms. Vakiener previously served as Chief Commercial Officer of Epizyme, Inc. from September 2020 to December 2021, and as Senior Vice President, Commercial of Epizyme from December 2018 to September 2020. For over 20 years, Ms. Vakiener held positions of leadership with increasing responsibility across Johnson & Johnson’s pharmaceuticals and diagnostics businesses. Most recently, she was the Vice President and Oncology Global Commercial Leader for Prostate Cancer at Janssen from January 2018 to September 2020 in which role she led a cross-functional team to develop and execute the global commercial strategy for its portfolio of late stage and early pipeline compounds. She also previously served as the Vice President of Oncology Marketing at Janssen Oncology U.S. from November 2014 to December 2018 and during her tenure in this position, Ms. Vakiener managed the launch of multiple oncology therapeutics for Janssen, including DARZALEX, ZYTIGA, and IMBRUVICA. Prior to Johnson & Johnson, Ms. Vakiener began her pharmaceutical career at Schering-Plough and spent nine years there in both scientific roles and commercial positions. She received a B.S. in Biochemistry from Albright College. Our Board of Directors believes that Ms. Vakiener’s expertise and experience in the biopharmaceutical industry qualifies her to serve on our Board of Directors.

Biographies of the Directors Whose Terms Expire at the 2025 Annual Meeting

Patrick Machado. Mr. Machado, age 59, has served as one of our Directors since June 2014. Mr. Machado also currently serves as board chair at Adverum Biotechnologies, Inc., and as a Director at Arcus Biosciences, Inc. and Xenon Pharmaceuticals, Inc., both of which are publicly traded biopharmaceutical companies, as well as at Turnstone Biologics and Acelyrin, Inc., both of which are private biopharmaceutical companies. From June 2019 to September 2020, Mr. Machado served as a Director of Principia Biopharma, Inc.. From September 2015 to April 2019, Mr. Machado served as a Director of Scynexis, Inc. From June 2017 to February 2018, Mr. Machado served as a Director of Axovant Sciences Ltd. From February 2018 to December 2018, he served as Director of Endocyte, Inc. From October 2016 to June 2022, Mr. Machado served as a Director of Roivant Sciences Ltd. and Turning Point Therapeutics, Inc. from May 2019 until its acquisition by Bristol-Myers Squibb Co. in September 2022. Mr. Machado is a co-founder of Medivation, Inc., a biopharmaceutical company, and served on its Board of Directors from April 2014 to September 2016. Prior to his retirement in April 2014, Mr. Machado served as Medivation’s Chief Financial Officer since its inception in September 2003 and as its Chief Business Officer since December 2009. From 1998 until 2001, Mr. Machado was employed by ProDuct Health, Inc., a privately held medical device company: as Vice President, Chief Financial Officer, and General Counsel from 1998 to 2000, and as Senior Vice President and Chief Financial Officer from 2000 to 2001. From 2001 until 2002, Mr. Machado served as a consultant to Cytyc Corporation, to assist with transitional matters related to Cytyc Corporation’s acquisition of ProDuct Health, Inc. Mr. Machado received a J.D. from Harvard Law School and a B.A. and a B.S. in German and Economics, respectively, from Santa Clara University. Our Board of Directors believes that Mr. Machado’s expertise and experience in the pharmaceutical industry qualifies him to serve on our Board of Directors.

Fred A. Middleton. Mr. Middleton, age 73, has served as one of our Directors since March 2018. He currently serves as a Managing Director of Sanderling Ventures, where he has worked for over 30 years as an investor, management team member and Director in over 25 new biomedical ventures built in Sanderling’s venture investment portfolios since 1988. During his time at Sanderling, Mr. Middleton served as Chairman and Chief Business Officer of Altor Biosciences, where he helped raise over $100 million for clinical trials development and its subsequent acquisition by immunityBio, Inc. Mr. Middleton was a first-round investor in Regeneron Pharmaceuticals and served as a board member and as the company’s CFO during its initial public offering in 1991. Earlier in his career, Mr. Middleton served as the third original member of the Genentech management team as its Chief Financial Officer from 1978-2004. Mr. Middleton currently serves on the Board of Directors of CalciMedica Inc., a publicly traded biotech company, and Asteres, Inc. and TheraVida, Inc., two privately held companies. During the past five years, Mr. Middleton had previously served on the board of Endocyte, Inc., HCW Biologics, Incs., and Stereotaxis, Inc., each of which are publicly traded biopharmaceutical companies and ViaCyte, Inc., a privately held biopharmaceutical company acquired by Vertex Pharmaceuticals in 2022. Mr. Middleton holds a B.S. in chemistry from the Massachusetts Institute of Technology and an MBA with Distinction from the Harvard Business School. Our Board of Directors believes that Mr. Middleton’s expertise and experience in the pharmaceutical industry qualifies him to serve on our Board of Directors.

Catherine L. Gilliss, Ph.D., R.N., FAAN. Dr. Gilliss, age 74, has served as one of our Directors since June 2014. Since September 2017, Dr. Gilliss has served as the Dean and Margretta M. Styles Professor of Nursing at the University of California San Francisco, where she also holds the position of Associate Vice Chancellor for Nursing Affairs. A life-long educator and scientist, she held the role of Dean and Professor at the Duke University School of Nursing and Vice Chancellor for Nursing Affairs at Duke University from 2004 to 2014 and Dean at the Yale University School of Nursing from 1998 to 2004. Dr. Gilliss’ research has focused on the family and chronic illness and innovative models of health care delivery. Dr. Gilliss earned her BSN from Duke, her MSN from The Catholic University of America, and her Ph.D. from the University of California, San Francisco, where she also completed postdoctoral studies. Our Board of Directors believes that Dr. Gilliss’ expertise and experience in the healthcare and nursing fields qualifies her to serve on our Board of Directors.

INFORMATION REGARDING THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Director Skills, Experience and Background

We believe effective oversight comes from a Board of Directors that represents a diverse range of experience and perspectives that provides the collective skills, qualifications, backgrounds and experience necessary for sound governance. Our Nominating and Governance Committee establishes, and regularly reviews with the Board, the skills and experience that it believes are desirable to be represented on our Board to meet the needs of our business and align with our long-term strategy. We have assessed the skills and experience that we consider important for our Directors in light of our business and the structure that will contribute to the overall effectiveness and diversity of our Board. These skills and experiences are listed below.

•Financial and Accounting: knowledge of the financial markets, corporate finance, accounting regulations, and accounting and financial reporting processes
•Senior Leadership: serving in a senior leadership role at another organization and experience with human capital management
•Healthcare: experience in or with the biotechnology, life sciences and/or pharmaceutical industries, including experience in the clinical development of pharmaceutical products
•Research and Development: experience in the research and development of therapeutic investigational products, including those within endocrine and/or rare diseases
•Commercialization: experience executing corporate commercial and/or marketing strategies and initiatives
•Governance: experience serving on the Board of Directors of other public companies, and knowledge regarding public company governance and compensation, policies and practices
•Global Business: experience outside of the United States, including knowledge of and experience with research and development and commercial operations
•Public Policy and Regulatory: experience with government, public policy or regulatory affairs

The table below includes the primary skills and experience of each Director evidencing that he or she is qualified to serve on our Board. This high-level summary is not intended to be an exhaustive list of each Director’s skills or contributions to the Board.

	Ms. Demski	Dr. Gilliss	Mr. Machado	Dr. Meyer	Mr. Middleton	Dr. Multani	Mr. Sherman	Ms. Vakiener
Skills & Experience
Financial and Accounting	X		X		X		X
Senior Leadership	X	X	X	X	X	X	X	X
Healthcare	X	X	X	X	X	X	X	X
Research and Development		X		X		X		X
Commercialization	X		X			X	X	X
Governance	X		X	X	X	X	X	X
Global Business				X	X	X	X	X
Public Policy and Regulatory		X	X	X	X	X	X

It is our policy to have a diversity of skills, professional experience, education, associations, achievements, training, points of view and individual qualities and attributes represented on the Board of Directors. Specifically, the Nominating and Governance Committee considers the diversity of the Board of Directors, including self-identified diversity characteristics, when assessing board composition and evaluating candidates for election or re-election to the Board of Directors.

Our goal is to assemble a Board of Directors that brings to the Company a variety of perspectives and skills derived from high quality business and professional experience.

The table below provides the diversity statistics for our Board of Directors.

Board Diversity Matrix (As of April 14, 2023)
	Female	Male	Non-Binary	Did Not Disclose Gender
Part I: Gender Identity
Directors	3	5	—	—
Part II: Demographic Background
Asian	—	1	—	—
White	3	4	—	—
LGBTQ+	1
Did Not Disclose Demographic Background	—

Our Board Diversity Matrix as of April 25, 2022 can be found in our proxy statement for the 2022 Annual Meeting filed with the SEC on April 28, 2022.

Independence of the Board of Directors

As required under the Nasdaq listing standards, a majority of the members of a listed company’s Board of Directors must qualify as “independent,” as affirmatively determined by the Board of Directors. The Board consults with the Company’s counsel to ensure that the Board’s determinations are consistent with relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent listing standards of Nasdaq, as in effect from time to time.

Consistent with these considerations, after review of all relevant identified transactions or relationships between each Director, or any of his or her family members, and the Company, its senior management and its independent auditors, the Board of Directors has affirmatively determined that the following seven Directors are independent Directors within the meaning of the applicable Nasdaq listing standards: Ms. Demski, Dr. Gilliss, Mr. Machado, Dr. Meyer, Mr. Middleton, Dr. Multani and Ms. Vakiener. In making this determination, the Board of Directors found that none of these Directors had a material or other disqualifying relationship with the Company. Our Board of Directors determined that Mr. Sherman is not considered independent given his position as our Chief Executive Officer.

Board Leadership Structure

Our Board of Directors is chaired by Ms. Demski. As a general policy, our Board of Directors believes that separation of the positions of Chair and Chief Executive Officer reinforces the independence of the Board of Directors from management, creates an environment that encourages objective oversight of management’s performance and enhances the effectiveness of the Board of Directors as a whole. As such, Mr. Sherman serves as our Chief Executive Officer while Ms. Demski serves as our Chair of the Board of Directors but is not an officer. We expect and intend the positions of Chairman of the Board of Directors and Chief Executive Officer to continue to be held by separate individuals in the future.

Role of the Board in Risk Oversight

One of the key functions of our Board of Directors is informed oversight of our risk management process. The Board of Directors does not have a standing risk management committee, but rather administers this oversight function directly through the Board of Directors as a whole, as well as through various standing committees of our Board of Directors that address risks inherent in their respective areas of oversight. In particular, our Board of Directors is responsible for monitoring and assessing strategic risk exposure and our Audit Committee has the responsibility to consider and discuss our major financial risk exposures and the steps our management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. The Audit Committee also monitors compliance with legal and regulatory requirements. Our Nominating and Governance Committee monitors the effectiveness of our corporate governance practices, including whether they are successful in preventing illegal or improper liability-creating conduct. Our Compensation Committee assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking.

Meetings of the Board of Directors

Our Board of Directors met ten times during 2022 as well as four times in executive session. All Directors who served in 2022 attended at least 75% of the aggregate number of meetings of the Board of Directors and of the committees on which they served, in each case that were held during the portion of the last fiscal year for which they were Directors or committee members, respectively.

Information Regarding Committees of the Board of Directors

During 2022, our Board of Directors had three committees: an Audit Committee, a Compensation Committee, and a Nominating and Governance Committee. The following table provides membership and meeting information for each of the Board Committees for 2022:

Name	Audit	Compensation	Nominating and Governance
Martha J. Demski	X
Catherine L. Gilliss, Ph.D., R.N., F.A.A.N.			X
Patrick Machado	X	X*
Robert J. Meyer, M.D.		X	X*
Fred A. Middleton	X*
Pratik S. Multani, M.D.			X
Vicki Vakiener		X
Total meetings in 2022	5	4	5

* Committee Chairperson

Below is a description of each committee of the Board of Directors. Each of the committees has authority to engage legal counsel or other experts or consultants as it deems appropriate to carry out its responsibilities. The Board of Directors has determined that each member of each committee meets the applicable rules and regulations regarding “independence” and that each member is free of any relationship that would impair his or her individual exercise of independent judgment with regard to the Company.

Audit Committee

Throughout 2022, our Audit Committee consisted of Mr. Middleton, Mr. Machado, and Ms. Demski. Our Board of Directors has determined that each of the members of our Audit Committee satisfies the Nasdaq and SEC independence requirements.

Mr. Middleton serves as the chair of our Audit Committee. Our Board of Directors has determined that Mr. Middleton, Mr. Machado, and Ms. Demski each qualify as an Audit Committee financial expert within the meaning of SEC regulations and meet the financial sophistication requirements of the Nasdaq Listing Rules. In making this determination, our Board has considered Mr. Middleton's, Mr. Machado’s, and Ms. Demski’s formal education and previous and current experience in financial roles. Both our independent registered public accounting firm and management periodically meet privately with our Audit Committee.

The functions of this committee include, among other things:

•evaluating the performance, independence and qualifications of our independent auditors and determining whether to retain our existing independent auditors or engage new independent auditors;

•reviewing and approving the engagement of our independent auditors to perform audit services and any permissible non-audit services;

•monitoring the rotation of partners of our independent auditors on our engagement team as required by law;

•prior to engagement of any independent auditor, and at least annually thereafter, reviewing relationships that may reasonably be thought to bear on their independence, and assessing and otherwise taking the appropriate action to oversee the independence of our independent auditor;

•reviewing our annual and quarterly financial statements and reports, including the disclosures contained under the caption “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and discussing the statements and reports with our independent auditors and management;

•reviewing with our independent auditors and management significant issues that arise regarding accounting principles and financial statement presentation and matters concerning the scope, adequacy and effectiveness of our financial controls;

•reviewing with management and our auditors any earnings announcements and other public announcements regarding material developments;

•establishing procedures for the receipt, retention and treatment of complaints received by us regarding financial controls, accounting or auditing matters and other matters;

•preparing the report that the SEC requires in our annual proxy statement;

•reviewing and providing oversight of any related-person transactions in accordance with our related person transaction policy and reviewing and monitoring compliance with legal and regulatory responsibilities, including our code of business conduct and ethics;

•reviewing our major financial risk exposures, including the guidelines and policies to govern the process by which risk assessment and risk management is implemented;

•reviewing on a periodic basis our investment policy; and

•reviewing and evaluating on an annual basis the performance of the Audit Committee, including compliance of the Audit Committee with its charter.

We believe that the composition and functioning of our Audit Committee complies with all applicable requirements of the Sarbanes-Oxley Act, and all applicable SEC and Nasdaq rules and regulations. We intend to comply with future requirements to the extent they become applicable to us.

The Audit Committee met five times during 2022. The Audit Committee has adopted a written charter that is available to stockholders on the Company’s website at www.chimerix.com. The information on our website is not incorporated by reference into this Proxy Statement or our Annual Report for fiscal 2022.

Report of the Audit Committee of the Board of Directors*

The Audit Committee has reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2022 with management of the Company. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC. The Audit Committee has also received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent accountants’

communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm the accounting firm’s independence. Based on the foregoing, the Audit Committee has recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022.

Fred Middleton, Committee Chair
Martha J. Demski
Patrick Machado
* The material in this report is not “soliciting material,” is not deemed “filed” with the Commission and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Compensation Committee

Throughout 2022, our Compensation Committee consisted of Mr. Machado, Dr. Meyer and Ms. Vakiener, with Mr. Machado serving as chair. Our Board of Directors has determined that each of the members of our Compensation Committee is a non-employee Director, as defined in Rule 16b-3 promulgated under the Exchange Act, and satisfies the Nasdaq independence requirements.

The functions of this committee include, among other things:

•reviewing, modifying and approving (or if it deems appropriate, making recommendations to the full Board of Directors regarding) our overall compensation strategy and policies;

•reviewing and approving (or, if it deems appropriate, making recommendations to the full Board of Directors regarding) the compensation and other terms of employment of our executive officers;

•reviewing and approving (or, if it deems appropriate, making recommendations to the full Board of Directors regarding) performance goals and objectives relevant to the compensation of our executive officers and assessing their performance against these goals and objectives;

•reviewing and approving (or if it deems it appropriate, making recommendations to the full Board of Directors regarding) the equity incentive plans, compensation plans and similar programs advisable for us, as well as modifying, amending or terminating existing plans and programs;

•evaluating risks associated with our compensation policies and practices and assessing whether risks arising from our compensation policies and practices for our employees are reasonably likely to have a material adverse effect on us;

•reviewing and approving (or, if it deems appropriate, making recommendations to the full Board of Directors regarding) the type and amount of compensation to be paid or awarded to our non-employee Board members;

•establishing policies with respect to votes by our stockholders to approve executive compensation to the extent required by Section 14A of the Exchange Act, and to the extent applicable, determining our recommendations regarding the frequency of advisory votes on executive compensation;

•reviewing and assessing the independence of compensation consultants, legal counsel and other advisors as required by Section 10C of the Exchange Act, as well as applicable Nasdaq rules and regulations;

•reviewing any conflicts of interest raised by the work of any compensation consultant that had any role in determining or recommending the amount or form of executive or Director compensation and how such conflict is being addressed for disclosure in our proxy statements to be filed with the SEC;

•administering our equity incentive plans;

•establishing policies with respect to equity compensation arrangements;

•reviewing the competitiveness of our executive compensation programs and evaluating the effectiveness of our compensation policy and strategy in achieving expected benefits to us;

•reviewing and approving (or, if it deems appropriate, making recommendations to the full Board of Directors regarding) the terms of any employment agreements, severance arrangements, change in control protections and any other compensatory arrangements for our executive officers;

•reviewing the adequacy of its charter on a periodic basis;

•to the extent applicable, reviewing with management and approving our disclosures under the caption “Compensation Discussion and Analysis” in our periodic reports or proxy statements to be filed with the SEC;

•preparing the report that the SEC requires in our annual proxy statement; and

•reviewing and assessing on an annual basis the performance of the Compensation Committee.

We believe that the composition and functioning of our Compensation Committee complies with all applicable requirements of the Sarbanes-Oxley Act of 2002, and all applicable SEC and Nasdaq rules and regulations. We intend to comply with future requirements to the extent they become applicable to us.

The Compensation Committee met four times during 2022. The Compensation Committee has adopted a written charter that is available to stockholders on the Company’s website at www.chimerix.com. The information on our website is not incorporated by reference into this Proxy Statement or our Annual Report for fiscal 2022.

Compensation Committee Processes and Procedures

The Compensation Committee generally meets quarterly, and with greater frequency if necessary. The Compensation Committee also acts periodically by unanimous written consent in lieu of a formal meeting. The agenda for each meeting of the Compensation Committee is usually developed by the chairperson of the Compensation Committee, in consultation with management. The Compensation Committee meets regularly in executive session. However, from time to time, various members of management and other employees as well as outside advisors or consultants may be invited by the Compensation Committee to make presentations, to provide financial or other background information or advice or to otherwise participate in Compensation Committee meetings. Our Chief Executive Officer may not participate in, or be present during, any deliberations or determinations of the Compensation Committee regarding their compensation.

The charter of the Compensation Committee grants the Compensation Committee full access to all books, records, facilities and personnel of the Company. In addition, under the charter, the Compensation Committee has the authority to obtain, at our expense, advice and assistance from compensation consultants and internal and external legal, accounting or other advisors and other external resources that the Compensation Committee considers necessary or appropriate in the performance of its duties. The Compensation Committee has direct responsibility for the oversight of the work of any consultants or advisers engaged for the purpose of advising the Compensation Committee. In particular, the Compensation Committee has the authority to retain compensation consultants to assist in its evaluation of executive and director compensation, including the authority to approve the consultant’s reasonable fees and other retention terms.

During the past fiscal year, after taking into consideration the six factors prescribed by the SEC and Nasdaq that bear upon an adviser’s independence, the Compensation Committee engaged Aon’s Human Capital Solutions practice, a division of Aon plc (“Aon”) as an independent compensation consultant. The Compensation Committee requested that Aon:

•provide competitive market data based on the compensation peer group for our executive officer positions, as well as broader technology company survey data, and evaluated how the compensation we pay our executive officers compares both to our performance and to how the companies in our compensation peer group and broader technology industry compensate their executives; and

•provide guidance on other compensation topics including, equity design and programs, burn rates and overhang levels, initial public offering equity compensation plans, and ad hoc market data and practices.

As part of its engagement, Aon was requested by the Compensation Committee to develop a comparative group of companies and to perform analyses of competitive performance and compensation levels for that group. Aon ultimately developed recommendations that were presented to the Compensation Committee for its consideration.

Generally, the Compensation Committee’s process for determining executive compensation comprises two related elements: the determination of compensation levels and the establishment of performance objectives for the current year. For executives other than our Chief Executive Officer, the Compensation Committee solicits and considers evaluations and recommendations submitted to the committee by our Chief Executive Officer. The evaluation of our Chief Executive Officer’s performance is conducted by the Compensation Committee, with input from the rest of the Board of Directors, which determines any adjustments to our Chief Executive Officer’s compensation as well as awards to be granted. For all executives and directors, as part of its deliberations, the Compensation Committee may review and consider, as appropriate, materials such as financial reports and projections, operational data, executive and director stock ownership information, company stock performance data, analyses of historical executive compensation levels and current company-wide compensation levels and recommendations of the Compensation Committee’s compensation consultant, including analyses of executive and director compensation paid at other companies identified by the consultant.

Nominating and Governance Committee

Throughout 2022, our Nominating and Governance Committee consisted of Dr. Gilliss, Dr. Meyer and Dr. Multani, with Dr. Meyer serving as Chair. Our Board of Directors has determined that each of the members of this committee satisfies the Nasdaq Global Market independence requirements. The functions of this committee include, among other things:

•identifying, reviewing and evaluating candidates to serve on our Board of Directors consistent with criteria approved by our Board of Directors;

•determining the minimum qualifications for service on our Board of Directors;

•evaluating Director performance on the Board and applicable committees of the Board and determining whether continued service on our Board is appropriate;

•evaluating, nominating and recommending individuals for membership on our Board of Directors;

•evaluating nominations by stockholders of candidates for election to our Board of Directors;

•considering and assessing the independence of members of our Board of Directors;

•developing a set of corporate governance policies and principles, including a code of business conduct and ethics, periodically reviewing and assessing these policies and principles and their application and recommending to our Board of Directors any changes to such policies and principles;

•considering questions of possible conflicts of interest of Directors as such questions arise;

•reviewing the adequacy of its charter on an annual basis; and

•annually evaluating the performance of the Nominating and Governance Committee.

We believe that the composition and functioning of our Nominating and Governance Committee complies with all applicable requirements of the Sarbanes-Oxley Act of 2002, and all applicable SEC and Nasdaq rules and regulations. We intend to comply with future requirements to the extent they become applicable to us.

The Nominating and Governance Committee believes that candidates for Director, both individually and collectively, can and do provide the integrity, experience, judgment, commitment (including having sufficient time to devote to the Company and level of participation), skills, diversity and expertise appropriate for the Company. In assessing the Directors, both individually and collectively, the Nominating and Governance Committee may consider the current needs of our Board of Directors and the Company to maintain a balance of knowledge, experience and capability in various areas. However, the Nominating and Governance Committee retains the right to modify these qualifications from time to time. Candidates for Director nominees are reviewed in the context of the current composition of our Board of Directors, the operating requirements of the Company and the long-term interests of stockholders. In conducting this assessment, the Nominating and Governance Committee typically considers diversity, age, skills and such other factors as it deems appropriate given the current needs of our Board of Directors and the Company, to maintain a balance of knowledge, experience and capability. In the case of incumbent Directors whose terms of office are set to expire, the Nominating and Governance Committee reviews these Directors’ overall service to the Company during their terms, including the number of meetings attended, level of participation, quality of performance and any other relationships and transactions that might impair the Directors’ independence. In the case of new Director candidates, the Nominating and Governance Committee also determines whether the nominee is independent for Nasdaq purposes, which determination is based upon applicable Nasdaq listing standards, applicable SEC rules and regulations and the advice of counsel, if necessary. The Nominating and Governance Committee then uses its network of contacts to compile a list of potential candidates, but may also engage, if it deems appropriate, a professional search firm. The Nominating and Governance Committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of our Board of Directors. The Nominating and Governance Committee meets to discuss and consider the candidates’ qualifications and then selects a nominee for recommendation to our Board of Directors by majority vote.

The Nominating and Governance Committee will consider Director candidates recommended by stockholders. The Nominating and Governance Committee does not intend to alter the manner in which it evaluates candidates based on whether or not the candidate was recommended by a stockholder. Stockholders who wish to recommend individuals for consideration by the Nominating and Governance Committee to become nominees for election to the Board may do so by delivering a written recommendation to the Nominating and Governance Committee at the following address: 2505 Meridian Parkway, Suite 100, Durham, North Carolina 27713, Attn: Secretary, no later than the 90th day and no earlier than the 120th day prior to the one year anniversary of the preceding year’s annual meeting. Submissions must include (1) the name and address of the Company stockholder on whose behalf the submission is made; (2) the number of Company shares that are owned beneficially by such stockholder as of the date of the submission; (3) the full name of the proposed candidate; (4) a description of the proposed candidate’s business experience for at least the previous five years; (5) the complete biographical information for the proposed candidate; (6) a description of the proposed candidate’s qualifications as a Director; and (7) any other information required by the Company’s bylaws. The Company may require any proposed nominee to furnish such other information as it may reasonably require to determine the eligibility of such proposed nominee to serve as an independent Director of the Company or that could be material to a reasonable stockholder’s understanding of the independence, or lack thereof, of such proposed nominee.

The Nominating and Governance Committee met five times during 2022. The Nominating and Governance Committee has adopted a written charter that is available to stockholders on the Company’s website at www.chimerix.com. The information on our website is not incorporated by reference into this Proxy Statement or our Annual Report for fiscal 2022.

Stockholder Communications with the Board of Directors

Our Board of Directors has adopted a formal process by which stockholders may communicate with the Board of Directors or any of its Directors. Stockholders who wish to communicate with the Board of Directors may do so by sending written communications addressed to the Secretary of Chimerix, Inc. at 2505 Meridian Parkway, Suite 100, Durham, NC, 27713. Each communication must set forth: the name and address of the Company stockholder on whose behalf the communication is sent and the number of Company shares that are owned beneficially by such stockholder as of the date of the communication. Each communication will be reviewed by the Company’s Secretary to determine whether it is appropriate for presentation to the Board of Directors or such Director. Communications determined by the Company’s Secretary to be appropriate for presentation to the Board of Directors or such Director will be submitted to the Board of Directors or such Director on a periodic basis.

Code of Ethics

The Company has adopted the Chimerix Code of Business Conduct and Ethics that applies to all officers, Directors and employees. The Code of Business Conduct and Ethics is available on the Company’s website at www.chimerix.com. If the Company makes any substantive amendments to the Code of Business Conduct and Ethics or grants any waiver from a provision of the Code to any executive officer or Director, the Company will promptly disclose the nature of the amendment or waiver on its website. The information on our website is not incorporated by reference into this Proxy Statement or our Annual Report for fiscal year 2022.

Prohibition of Speculative Trading, Hedging and Pledging
The Company has adopted an Insider Trading Policy that provides, among other things, that no officer, Director, other employee or consultant of the Company may engage in short sales, transactions in put or call options, hedging transactions or other inherently speculative transactions with respect to the Company’s stock at any time. In addition, under the terms of the

Insider Trading Policy, no officer, Director, other employee or consultant of the Company may margin, or make any offer to margin, any of the Company’s stock, including without limitation, borrowing against such stock, at any time.

Policies on Limits on Board Service and Director Retirement
The Board of Directors does not believe that its members should be prohibited from serving on boards or committees of other companies, and has not adopted any guidelines limiting such activities. Directors should advise the Chair of the Board and the chair of the Nominating and Corporate Governance Committee in advance of accepting an invitation to serve on the board or board committee of another company. The Board and the Nominating and Corporate Governance Committee will take into account the nature and time involved in a Director’s service on other boards in evaluating the suitability of Directors. The Board does not believe that a fixed retirement age for Directors is appropriate.

PROPOSAL 2

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected Ernst & Young LLP as the Company’s independent registered public accounting firm for its fiscal year ending December 31, 2023 and has further directed that management submit the selection of independent registered public accounting firm for ratification by the stockholders at the Annual Meeting. Ernst & Young has audited the Company’s financial statements since 2008.

Neither the Company’s bylaws nor other governing documents or law require stockholder ratification of the selection of Ernst & Young as the Company’s independent registered public accounting firm. However, the Audit Committee is submitting the selection of Ernst & Young to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote on the matter will be required to ratify the selection of Ernst & Young. Abstentions will be counted toward the tabulation of votes on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes (if any) are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF PROPOSAL 2

Principal Accountant Fees and Services

The following table represents aggregate fees billed to the Company by Ernst & Young for the fiscal years ended December 31, 2022 and 2021. All fees described below were pre-approved by the Audit Committee.

	Year Ended December 31,
	2022	2021
	(in thousands)
Audit Fees(1)	$559	$605
Audit-Related Fees(2)	75	75
Tax Fees	—	—
All Other Fees	—	—
Total Fees	$634	$680

(1)Audit fees consist of fees billed for professional services by Ernst & Young LLP for audit and quarterly review of our financial statements, review of our registration statements on Form S-3, and related services.
(2)Audit-related fees consist of fees billed for professional services by Ernst & Young LLP for merger and acquisition related activity.

In connection with the audit of the 2022 and 2021 financial statements, the Company entered into an engagement agreement with Ernst & Young which sets forth the terms by which Ernst & Young would perform audit services for the Company.

Pre-Approval Policies and Procedures

The Audit Committee has adopted a policy and procedures for the pre-approval of audit and non-audit services rendered by the Company’s independent registered public accounting firm, Ernst & Young LLP. The policy generally pre-approves specified services in the defined categories of audit services, audit-related services and tax services up to a specified amount. Pre-approval may also be given as part of the Audit Committee’s approval of the scope of the engagement of the independent auditor or on an explicit case-by-case basis before the independent auditor is engaged to provide each service. The pre-approval of services has been non-exclusively delegated to the Chair of the Audit Committee, who must report any pre-approval decisions to the full Audit Committee at its next scheduled meeting, provided that the Chair of the Audit Committee is not able to pre-approve any service resulting in fees greater than $50,000.

PROPOSAL 3

ADVISORY VOTE ON EXECUTIVE COMPENSATION

The section titled "Executive Compensation", which appears later in this Proxy Statement, describes our executive compensation program and the compensation decisions that the Compensation Committee and our Board of Directors made in 2022 with respect to the compensation of our named executive officers. As required pursuant to Section 14A of the Exchange Act, our Board of Directors is asking that stockholders cast a non-binding, advisory vote FOR the following resolution:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the compensation tables and narrative discussion, is hereby APPROVED.”

As we describe below in the section titled “Executive Compensation,” our executive compensation program embodies a pay-for-performance philosophy that supports our business strategy and aligns the interests of our executives with our stockholders. In particular, our compensation program rewards financial, strategic and operational performance and the goals set for each performance category are intended to support our long-range plans.

You are urged to read the section of this Proxy Statement titled “Executive Compensation”, which discusses in detail how our compensation policies and procedures implement our compensation philosophy. Although the vote you are being asked to cast is non-binding, we value the views of our stockholders, and the Compensation Committee and our Board of Directors will consider the outcome of the vote when making future compensation decisions for our named executive officers.

OUR BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE ADVISORY VOTE ON EXECUTIVE COMPENSATION

EXECUTIVE OFFICERS

The following table sets forth certain information regarding our executive officers:

Name	Age	Position(s)
Michael A. Sherman	57	President and Chief Executive Officer
Michael T. Andriole	50	Chief Business and Financial Officer
Allen S. Melemed, M.D., M.B.A.	59	Chief Medical Officer

Michael A. Sherman.  Please see Mr. Sherman’s biography included in the Director section above.

Michael T. Andriole. Mr. Andriole has served as our Chief Business Officer since April 2019 and Chief Financial Officer since May 2019. Prior to joining the Company, Mr. Andriole served as the Chief Financial Officer of Endocyte Inc., a biopharmaceutical company focused on developing targeted therapies for the treatment of cancer from February 2017 until its acquisition by Novartis AG in December 2018. From June 2001 to February 2017, Mr. Andriole served in a range of corporate finance, marketing and business development roles at Eli Lilly and Company, a large pharmaceutical company that develops, manufactures and markets pharmaceutical products on a global basis. Mr. Andriole holds a B.S. in Finance from Xavier University’s Williams College of Business and an M.B.A. from Kelley School of Business, Indiana University.

Allen S. Melemed, M.D., M.B.A. Dr. Melemed has served as our Chief Medical Officer since June 2020. Prior to joining Chimerix, Dr. Melemed was employed by Eli Lilly and Company from July 1998 to June 2020, where he focused on the clinical development and approval of oncology medicines across a broad range of tumor types including VERZENIO, CYRAMZA, LARTRUVO, ALIMTA and RETEVMO, among others. Most recently, Dr. Melemed served as a Distinguished Medical Fellow and Senior Director of Regulatory Affairs Oncology, North America from March 2016 to June 2020. Dr. Melemed was also an attending physician in pediatric oncology at Indiana University School of Medicine, Riley Children’s Hospital from 1996 to 2012. Dr. Melemed holds a B.S. in Genetics and Cell Biology from the University of Minnesota and a M.D. from the University of Minnesota School of Medicine. In addition, he completed his residency in pediatrics at the University of Wisconsin, Madison and fellowship in pediatric hematology/oncology at Indiana University School of Medicine. He also earned an M.B.A. from the University of Chicago Booth School of Business.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the ownership of the Company’s common stock as of March 31, 2023 by: (i) each Director and nominee for Director; (ii) each of the executive officers named in the Summary Compensation Table; (iii) all current executive officers and Directors of the Company as a group; and (iv) all those known by the Company to be beneficial owners of more than 5% of its common stock.

The percentage ownership information shown in the table is based upon 88,583,567 shares of common stock outstanding as of March 31, 2023. Information with respect to beneficial ownership has been furnished by each Director, officer or beneficial owner of more than 5% of our common stock. We have determined beneficial ownership in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities. In addition, the rules include shares of common stock issuable pursuant to the exercise of stock options or warrants that are either immediately exercisable or exercisable on or before May 30, 2023, which is 60 days after March 31, 2023. These shares are deemed to be outstanding and beneficially owned by the person holding those options or warrants for the purpose of computing the percentage ownership of that person, but they are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated, the persons or entities identified in this table have sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to applicable community property laws.

Except as otherwise noted below, the address for each person or entity listed in the table is c/o Chimerix, Inc., 2505 Meridian Parkway, Suite 100, Durham, North Carolina 27713.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned
5% or greater stockholders
Rubric Capital Management LP (1) 155 East 44th Street, Suite 1630, New York, NY 10017	7,500,000	8.5%
BlackRock, Inc.(2) 55 East 52nd Street, New York, NY 10055	5,030,867	5.7%
Dr. Peter Moll(3) Degelestrasse 3, Dresden, Germany 01324	4,553,683	5.1%

Directors and named executive officers
Fred A. Middleton(4)	3,775,310	4.3%
Michael A. Sherman(5)	2,666,960	2.9%
Michael T. Andriole(6)	1,145,458	1.3%
Allen S. Melemed, M.D.(7)	527,918	*
Martha J. Demski(8)	259,888	*
Patrick Machado(19)	233,833	*
Robert J. Meyer, M.D.(10)	226,233	*
Catherine L. Gilliss, Ph.D., R.N., F.A.A.N.(11)	223,833	*
Pratik S. Multani, M.D.(12)	164,583	*
Vicki Vakiener (13)	122,500	*

All current executive officers and Directors as a group (10 persons)(14)	9,346,516	10.0%
    * Represents beneficial ownership of less than one percent.

(1)Based on information set forth in Schedule 13D filed with the SEC on November 10, 2022 by Rubric Capital Management LP reporting the shared power to vote or to direct the vote over 7,500,000 shares of common stock and the shared power to dispose or to direct the disposition of 7,500,000 shares of common stock.

(2)Based on information set forth in Schedule 13G/A filed with the SEC on February 1, 2023 by BlackRock, Inc. reporting the sole power to vote or to direct the vote over 4,925,070 shares of common stock and the sole power to dispose or to direct the disposition of 5,030,867 shares of common stock.

(3)Based on information set forth in Schedule 13G filed with the SEC on July 5, 2022 by Dr. Peter Moll reporting the sole power to vote or to direct the vote over 4,553,683 shares of common stock and the sole power to dispose or to direct the disposition of 4,553,683 shares of common stock.

(4)Includes 829,046 shares of common stock held by Sanderling Venture Partners V, L.P., 233,134 shares of common stock held by Sanderling V Biomedical, L.P., 155,143 shares of common stock held by Sanderling V Limited Partnership, 138,046 shares of common stock held by Sanderling V Beteiligungs GmbH & Co. KG, 199,853 shares of common stock held by Sanderling V Biomedical Co-Investment Fund, L.P., 329,682 shares of common stock held by Sanderling Venture Partners V Co-Investment Fund, L.P., 891,189 shares of common stock held by Sanderling V Strategic Exit Fund, L.P. (collectively, the “Sanderling V Shares”), 498,046 shares of common stock held by Sanderling Venture Partners VI Co-Investment Fund, L.P., 15,431 shares of common stock held by Sanderling VI Beteiligungs GmbH & Co. KG, 18,384 shares of common stock held by Sanderling VI Limited Partnership (collectively, the “Sanderling VI Shares”), 267,523 shares of common stock held by Mr. Middleton of which 60,000 share are held by the Fred A. Middleton Separate Property Trust and 199,833 shares which Mr. Middleton has the right to acquire from us within 60 days of March 31, 2023 pursuant to the exercise of stock options. Mr. Middleton, one of our Directors, Timothy J. Wollaeger and Timothy C. Mills share voting and investment power with respect to the Sanderling V Shares. Timothy C. Mills, Timothy J. Wollaeger and Mr. Middleton share voting and investment power with respect to the Sanderling VI Shares. Each of these individuals disclaims beneficial ownership of such shares, except to the extent of his or her pecuniary interest therein.

(5)Includes 243,458 shares held by Mr. Sherman of which 102,995 shares are held by Sherman Investors, LLC, and 2,423,502 shares which Mr. Sherman has the right to acquire from us within 60 days of March 31, 2023 pursuant to the exercise of stock options. Mr. Sherman has shared voting and dispositive power over the shares held by Sherman Investors, LLC.

(6)Includes 273,140 shares held by Mr. Andriole and 872,318 shares which Mr. Andriole has the right to acquire from us within 60 days of March 31, 2023 pursuant to the exercise of stock options.

(7)Includes 32,565 shares held by Dr. Melemed and 495,353 shares which Dr. Melemed has the right to acquire from us within 60 days of March 31, 2023 pursuant to the exercise of stock options.

(8)Includes 54,055 shares held by the Martha J. Demski Trust u/d/t 10/01/94, and 205,833 shares which Ms. Demski has the right to acquire from us within 60 days of March 31, 2023 pursuant to the exercise of stock options. Ms. Demski has shared voting and dispositive power over the shares held by the Martha J. Demski Trust u/d/t 10/01/94.

(9)Includes 10,000 shares held by Mr. Machado and 223,833 shares which Mr. Machado has the right to acquire from us within 60 days of March 31, 2023 pursuant to the exercise of stock options.

(10)Includes 26,400 shares held by Dr. Meyer and 199,833 shares which Dr. Meyer has the right to acquire from us within 60 days of March 31, 2023 pursuant to the exercise of stock options.

(11)Includes 223,833 shares which Dr. Gilliss has the right to acquire from us within 60 days of March 31, 2023 pursuant to the exercise of stock options.

(12)Includes 164,583 shares which Dr. Multani has the right to acquire from us within 60 days of March 31, 2023 pursuant to the exercise of stock options.

(13)Includes 122,500 shares which Ms. Vakiener has the right to acquire from us within 60 days of March 31, 2023 pursuant to the exercise of stock options.

(14)Includes 4,215,095 shares held by all current executive officers and Directors as a group, and 5,131,421 shares that all current executive officers and Directors as a group have the right to acquire from us within 60 days of March 31, 2023 pursuant to the exercise of stock options.

EXECUTIVE AND DIRECTOR COMPENSATION
EXECUTIVE COMPENSATION

We are a “smaller reporting company” under Item 10 of Regulation S-K promulgated under the Exchange Act, and the following compensation disclosure is intended to comply with the requirements applicable to smaller reporting companies. Although the rules allow us to provide less detail about its executive compensation program, the Compensation Committee is committed to providing the information necessary to help stockholders understand its executive compensation-related decisions. Accordingly, this section includes supplemental narratives that describe the 2022 executive compensation program for our named executive officers.

Named Executive Officers. Our named executive officers for the year ended December 31, 2022 are the following individuals:

•Michael A. Sherman, M.B.A., our President and Chief Executive Officer;
•Michael T. Andriole, M.B.A., our Chief Business Officer and Chief Financial Officer; and
•Allen S. Melemed, M.D., M.B.A., our Chief Medical Officer.

Executive Summary

Our long-term business strategy is to develop medicines that meaningfully improve and extend the lives of patients facing deadly diseases and to deliver long-term value creation for our stockholders. The Compensation Committee believes that it is critical to attract, retain, and incentivize highly skilled executive officers to execute on our long-term business strategy. Accordingly, our executive compensation program is structured to provide a competitive level of base cash compensation, with the opportunity to earn meaningfully more only upon successful performance. This structure motivates our executives to achieve results for our business and value for our stockholders over the long-term because our executives are only paid bonuses to the extent we meet our goals, and only realize value for stock options if our stock price increases over a multi-year period and the executive remains employed with us over that period.

The Board and Compensation Committee defined and prioritized operational objectives for the Company to be achieved in 2022 which were used in assessing pay and performance. Our 2022 performance relative to defined objectives impacted the compensation our NEOs received or are eligible to realize in the future. As further demonstrated below under “CEO’s Realizable Compensation,” our CEO’s 2022 realizable pay was 77% lower than reported pay opportunities, and over the prior three-year period, our stock price has generally performed better than our peers and our CEO’s realizable pay has generally been less than our peers.

Summary Assessment of 2022 Performance Relative to Objectives:
•Launched the dordaviprone (“ONC201”) Phase 3 ACTION trial for patients with H3 K27M-mutant diffuse glioma at the annual Society for Neuro-Oncology (“SNO”) conference.
•Successfully executed several studies intended to support potential new drug application submission of ONC021 for accelerated approval. These studies included extensive safety analyses, manufacturing process support, and a Company sponsored natural disease history study. These analyses were also supported by external studies presented at the SNO conference which reported an Overall Survival (“OS”) advantage in patients who received ONC201. While these analyses met our expectations to support an accelerated filing, the company chose not to pursue such a submission based on feedback from the U.S. Food and Drug Administration (the “FDA”).
•Executed two international supply agreements, and substantially received proceeds, for TEMBEXA resulting in $31.9 million of procurement revenues for the twelve months ended December 1, 2022, far exceeding our plans for international revenues.
•Completed an asset sale with Emergent BioSolutions, Inc., selling the exclusive worldwide rights to brincidofovir, including TEMBEXA and related assets, for an upfront payment of $238 million with (i) up to an additional $124 million in potential Biomedical Advanced Research and Development Authority (BARDA) procurement milestones and (ii) up to an additional $12.5 million upon the achievement of certain other developmental milestones. In addition, the Company is entitled to receive a 20% royalty on future United States gross profit with volumes above 1.7 million treatment courses of therapy during the exclusivity period of TEMBEXA and a 15% royalty of all international gross profits during the exclusivity period of TEMBEXA on a market-to-market basis.
•Secured a $1.7 million grant to fully support development of CMX521 in collaboration with the Rapidly Emerging Antiviral Drug Development Initiative (“READDI”).

2022 Compensation Actions
•We increased base salaries 5% and maintained the same annual performance bonus opportunities, as a percentage of base salary, that we have provided since each of named executive officers joined us in 2019 and 2020.
•Based on performance against our corporate goals for 2022 we paid performance-based bonuses below target. Despite meeting or exceeding goals related to capturing value for TEMBEXA and generating substantial analyses in support of ONC201 safety and efficacy, FDA feedback related to potential filing for accelerated approval and the discontinuation of the development of DSTAT yielded a below target assessment. Our named executive officers received performance-based bonuses of 70% of target.
•We continued to grant equity awards in the form of stock options to our named executive officers to incentivize and reward for stockholder value creation over the long-term. The 2022 stock option grants represented nearly a 40% decrease from those granted in 2021, based on the grant date fair value of such stock options, as reported in the Summary Compensation Table. All of our named executive officers’ stock options (including the 2022 stock option grants) were “underwater” as of December 31, 2022 and as of the date of this proxy statement.
•We structured 84% of our CEO’s (Mr. Sherman) target compensation and approximately 71% of the average of the other named executive officers’ (Mr. Andriole and Dr. Melemed) target compensation as variable or at-risk pay, consisting of annual performance bonus and equity awards that provide payout only if we achieve our corporate performance goals and our stock appreciates over the long-term. “Target compensation” or “target pay” consists of base salary, target performance bonus opportunity and equity awards granted in 2022, based on the grant date fair value as reported in the Summary Compensation Table.

Our focus on long-term ‘at-risk’ pay (in the form of equity incentives) is greater than our peers, where the median percentage of total target compensation attributed to long-term pay is approximately 72% for CEOs and 59% for other named executive officers in our 2022 peer group.

CEO’s Realizable Compensation
The Compensation Committee believes that given the heavily-weighted pay-for-performance structure of our executive compensation program, realizable pay is an important measure to review in analyzing the alignment between our executive compensation program and our business/stock price performance. Compensation that is actually realizable by our CEO helps our Compensation Committee, Board of Directors and investors understand the sensitivity of our compensation program to our actual financial and stock performance and illustrates the alignment of our compensation program with stockholder interests.

The chart below shows our indexed total stockholder return (“TSR”) over the past three years, with both the total reported compensation of our CEO (Mr. Sherman) as well as the CEO’s “realizable” pay, which reflects base salary and annual performance-bonus earned and values equity awards granted during the year using their intrinsic value as of the end of each fiscal year (whether or not vested and exercisable). Intrinsic value is the number of shares subject to an outstanding equity award, multiplied by the stock price at the end of the year and, in the case of stock options, reduced by the exercise price required to purchase such shares. Intrinsic value differs from the value reported in the Summary Compensation Table, in that intrinsic value represents the value that could be received by the award recipient (and for these purposes, ignoring vesting schedules), whereas the value as required to be reported in the Summary Compensation Table represents the grant date fair value for accounting purposes, regardless of subsequent events affecting the share price. Indexed TSR is the return associated with a hypothetical $100 investment in our stock at the beginning of the relevant period.

As shown in the following chart, for 2022, realizable pay was 77% lower than reported pay, as reflected in the Summary Compensation Table because the stock option awards we granted in 2022 had zero realizable value as of the end of 2022 because they were “underwater”.

The Compensation Committee also believes that reviewing realizable pay and our stock price performance in the context of our 2022 peer group is an important measure in assessing our pay for performance alignment against those companies with which we compete. The chart below shows the percentile of our CEO’s realizable pay over the prior three-year period (2020–2022) compared to our TSR performance percentile over the same period, as compared to our 2022 peer group. As reflected in the chart below, TSR ranked above the median of our 2022 peer group (64th percentile) while our CEO’s realizable compensation ranked below the median of our 2022 peer group (29th percentile), showing that our stock price has generally performed better than peers and we have generally paid less than peers over the three-year period.

While the Compensation Committee recognizes that TSR is not the sole measure of our performance, we are mindful that TSR is important to our stockholders and a common measure used by institutional investors in assessing the alignment between pay and performance. We recognize there are a variety of ways to measure pay-for-performance alignment, and multiple measurements are often appropriate. Realizable pay, and as compared to TSR described in this section, supplements, and is not a substitute for the information contained in the Pay Versus Performance disclosure as required by newly finalized SEC rules reflected on page 44. We present the alignment of CEO compensation with our performance in the manner described in this section because we believe this is helpful to demonstrate how our Compensation Committee aligns pay with performance.

Our Executive Compensation Practices

What We Do	What We Don’t Do
Pay for performance - structure a substantial portion of pay to be “at risk” and based on Company performance	No agreements providing for excise tax or other gross ups
Bonuses are dependent on meeting corporate objectives and include a reasonable cap	No single trigger change in control benefits
Maintain a clawback policy	No fringe benefits or perquisites that are not available to all employees
Seek and value stockholder feedback on compensation practices	No hedging or pledging of Company stock
Retain independent compensation consultant	No guaranteed bonuses or base salary increases

Oversight of Executive Compensation
The Compensation Committee is comprised of independent, non-employee members of the Board of Directors and is responsible for evaluating and determining the compensation paid to the named executive officers. The Compensation Committee retains an independent compensation consultant to assist the Compensation Committee in making executive compensation decisions.

For 2022, the Compensation Committee engaged Aon’s Human Capital Solutions practice, a division of Aon plc (“Aon”) as its independent compensation consultant. In making 2022 compensation decisions, the Compensation Committee reviewed market data for each named executive officer’s position, compiled by Aon, from the following peer group of companies for 2022:

Aeglea BioTherapeutics (AGLE)	Kadmon (KDMN)
Allovir (ALVR)	MEI Pharma (MEIP)
Arcturus Therapeutics (ARCT)	Paratek Pharmaceuticals (PRTK)
Ardelyx (ARDX)	Seres Therapeutics (MCRB)
BioCryst Pharmaceuticals (BCRX)	Sesen Bio (SESN)
BioXcel Therapeutics (BTAI)	Spero Therapeutics (SPRO)
Constellation Pharmaceuticals (CNST)	Syndax Pharmaceuticals (SNDX)
Cymabay Therapeutics (CBAY)	Trevena (TRVN)
G1 Therapeutics (GTHX)	VBI Vaccines (VBIV)
Galera Therapeutics (GRTX)	Y-mAbs Therapeutics (YMAB)

The 2022 peer group was recommended by Aon and compiled by selecting companies with the following parameters: operating in the biopharmaceutical industry, with lead development programs in either Phase 3, new drug application or early commercial, with preference given to companies with an infectious disease therapeutics or oncology focus, our main areas of focus at that time, with market capitalizations and headcounts generally from one-third to three times our market capitalization and headcount.

Say on Pay Vote; Stockholder Engagement and Response

At our 2022 Annual Meeting of Stockholders (the “2022 AGM”), our stockholders approved, on an advisory basis, the compensation of our named executive officers, as disclosed in our 2022 proxy statement. The proposal was supported by approximately 61.6% of the total votes cast. This level of support was a significant decline from our prior advisory vote support (99% in 2021, 96% in 2020, 98% in 2019 and 99% in 2018). In the absence of any material changes in the compensation structure from previous years, our Compensation Committee felt it was essential to understand the change in the level of support and engage in dialogue with our stockholders regarding our compensation program.

Engagement Efforts

Accordingly, in 2022, we worked with a third-party proxy solicitation firm, acting on behalf and at the direction of the Compensation Committee, to assist us in assessing our stockholder base and to engage with our stockholders to understand the reasons for the support levels at our annual meeting, including our say on pay proposal and director elections. We also reviewed the vote recommendations and the analyses from Institutional Shareholder Services and Glass Lewis, both of whom recommended that stockholders vote “for” our say on pay proposal and our director nominees at our 2022 AGM.

After our 2022 AGM, we reached out to our largest stockholders representing approximately 53% of our outstanding common stock, excluding shares held by directors, executive officers and affiliates of ours; this group represented the substantial majority of entities that held our stock at the time, excluding shares held by directors, executive officers and affiliates of ours.

What We Heard

Approximately 25% of the stockholders we reached out to, representing approximately 12% of our outstanding common stock, responded to the outreach, stating that no call was necessary. One stockholder (who held approximately 6% of our outstanding common stock) was willing to meet with us, and we held a meeting with such stockholder, in which the Chair of our Compensation Committee participated as well as members of Legal and Investor Relations department. The remainder of the stockholders we reached out to did not respond to us or otherwise provide feedback regarding our executive compensation program.

In our meeting with the one stockholder who agreed to meet with us, we discussed the Company’s compensation philosophy at some length. The stockholder was generally supportive for our executive pay program; however, they expressed [strong] concern that Mr. Machado, the Chair of our Compensation Committee, was considered “overboarded” under their voting standards for serving on a total of four public company boards in addition to our Board. The stockholder also specifically asked that we (i) disclose our Board's strategic framework for long-term value creation and how our pay program aligns with this long-term strategy and (ii) explain that an executive officer’s bonus can be awarded at below target. Additionally, the stockholder inquired whether we consider modifications to our equity incentive program to increase the link between equity compensation and the achievement of specific performance measures.

Our Response

The Compensation Committee considered the feedback we received from the stockholder who met with us and evaluated what changes might be appropriate in light of this feedback and the fact that we received zero feedback from our other stockholders regarding our executive compensation program, despite our efforts to engage.

•Mr. Machado ceased serving on one of his public company boards and currently serves on a total of three public company boards in addition to our Board; accordingly, Mr. Machado is no longer considered “overboarded” under the policy of the stockholder with whom we met. In addition, we have included an augmented description of the Company’s over boarding policy which can be found in the section titled “Limits on Board Membership” on page 22.

•In response to the stockholder request for enhanced disclosure, in this proxy statement we provide (i) enhanced disclosure regarding how our pay program aligns with our long-term strategy and (ii) an express statement regarding how executive officer bonuses can be awarded below target (and explanation that our executive’s 2022 bonuses were awarded below target).

•The grant date value of annual equity awards to our named executive officers has continued to decrease since 2021 annual awards (which were approved following above market stock performance and achievement of important regulatory milestones). For 2022, the grant date value of annual equity awards granted to our named executive officers represent nearly a 40% decrease from those granted in 2021. For 2023, the grant date value of annual equity awards granted to our named executive officers represent nearly a 70% decrease from those granted in 2022 (and an 80% decrease from those granted in 2021). “Grant date value” for these purposes means the grant date fair value as reported in our Summary Compensation Table.

•The Compensation Committee carefully evaluated the mix and types of equity awards we grant to our named executive officers, taking into account the needs and resources of our business specifically and in the context of our industry generally. After consultation with Aon, the Compensation Committee concluded that for 2023, the use of time-vesting equity awards is most appropriate for our current situation and also in line with the compensation practices of our peers. As further described below under “Equity-Based Incentive Awards”, our Compensation Committee believes that our time-based vesting schedules deliver important retention incentives for the Company over the long-term and that we deliver a meaningful portion of compensation in the form of annual performance bonus opportunity that is directly tied to, and incentivizes our executives to work towards, achievement of our key corporate goals. The Compensation Committee will consider granting performance-vesting equity in the future based on feedback from our stockholders.

Summary Compensation Table

The following table shows the total compensation earned by the named executive officers in 2022 and 2021, as applicable.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)	Total ($)
Michael A. Sherman, President and Chief Executive Officer	2022 2021	661,500 630,000	__ __	3,134,228 5,039,625	254,678 346,500	10,997 10,697	4,061,403 6,026,822
Michael T. Andriole, Chief Business and Financial Officer	2022 2021	454,650 433,000	__ __	1,079,671 1,800,349	127,302 173,200	10,997 10,697	1,672,620 2,417,246
Allen S. Melemed, M.D., M.B.A., Chief Medical Officer	2022 2021	465,150 443,000	__ __	866,823 1,367,893	130,242 177,200	9,901 1,967	1,472,116 1,990,060

(1)In accordance with SEC rules, this column reflects the aggregate grant date fair value of the option awards granted during the respective year, computed in accordance with Financial Accounting Standard Board Accounting Standards Codification Topic 718 for stock-based compensation transactions (ASC 718). Assumptions used in the calculation of these amounts are included in Note 5 to the Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2022. These amounts do not reflect the actual economic value that will be realized by the named executive officer on the vesting of the stock options, the exercise of the stock options, or the sale of the common stock underlying such stock options.

(2)Amounts in this column represent annual performance-based bonuses earned for the respective fiscal year. Each of the 2022 and 2021 performance-based bonuses shown above was paid in cash to each executive in early 2023 and 2022, respectively. For more information on these bonuses, see below under “Narrative Disclosure to Summary Compensation Table—Annual Performance-Based Bonuses.”

(3)Amounts in this column represent term life insurance, long-term disability insurance, short-term disability insurance and accidental death and dismemberment insurance premiums, and matching 401(k) contributions of the first 3% (up to a maximum of $9,000 for 2022) of the named executive officer’s salary are paid by us on behalf of the named executive officers. All of these benefits are provided to the named executive officers on the same terms as provided to all of our regular full-time employees. For more information regarding these benefits, see below under “Narrative Disclosure to Summary Compensation Table—Other Compensation.”

Narrative Disclosure to Summary Compensation Table

The three principal components of our executive compensation program for our named executive officers in 2022 were base salary, annual performance-based bonus and long-term incentive equity compensation. We do not have any formal policies for allocating compensation among salary, performance bonus awards and equity grants, short-term and long-term compensation or among cash and non-cash compensation. Instead, the Compensation Committee uses its judgment to establish a total compensation program for each named executive officer that is a mix of current, short-term and long-term incentive compensation, and cash and non-cash compensation, that it believes appropriate to achieve the goals of our executive compensation program and our corporate objectives. In line with our pay for performance philosophy, we structured a significant portion of our named executive officers’ 2022 compensation to be variable, at risk and tied directly to our measurable performance in the form of performance-based bonuses and long-term incentives, as further described above under “Executive Summary”.

Base Salary

Base salary provides financial stability and security to our named executive officers through a fixed amount of cash for performing job responsibilities. Each of the named executive officers’ 2022 annual base salary rates are listed in the table below, which represented a 5.0% increase over the 2021 base salaries to account for general cost of living increases as recommended by Aon according to market data.

Named Executive Officer	2022 Base Salary
Michael A. Sherman	$661,500
Michael T. Andriole	$454,650
Allen S. Melemed, M.D., M.B.A.	$465,150

Annual Performance-Based Bonuses

Each of our named executive officers was eligible to receive performance bonuses based entirely on our achievement of corporate objectives established by the Board of Directors for 2022. The actual performance-based bonus paid, if any, is calculated by multiplying the executive’s annual base salary, target bonus percentage, and the percentage attainment of the corporate goals for 2022, provided that, regardless of significant over-performance, the maximum bonus any individual named executive officer could earn under our performance-based bonus program was 200% of the amount of such individual’s target bonus. Bonuses could be earned at less than target in the event that our corporate goals are partially, but not fully, attained.

For 2022, the target bonus percentages for Mr. Sherman, Mr. Andriole and Dr. Melemed were 55%, 40% and 40% of base salary, respectively. Like the process used to review base salary changes, the Compensation Committee reviewed available market data for comparable positions in our 2022 peer group to confirm that 2021 bonus target percentages were appropriate. Following this review, no adjustments to bonus target percentages were deemed necessary for 2022.

The corporate objectives for 2022 on which our named executive officer performance bonuses were based, along with the relative weight of each objective and actual achievement, are reflected in the table below. The goals were formulated by the Compensation Committee in order to clearly tie incentives to the most vital short-term developments within our overall corporate growth strategy. Based on our overall corporate objective achievement described in the table below, the Compensation Committee awarded each of our named executive officers, 70% of their target bonuses for 2022, as reflected in the Summary Compensation Table.

Title	Objective	Weighting	Achievements	Achievement (% of target)	Payout Weighting (% of target)
ONC201	Progress towards an New Drug Application (“NDA”) for the FDA: •Submit supportive data of ONC201 in aggregate (such as clinical pharmacology, CMC, safety and natural disease history) to the FDA. •Initiate randomized trials (front-line) of ONC201. •Prepare foundational work for the commercial launch of ONC201.	50%	Below Target. All of the data generated to support a potential NDA met or exceeded the Company’s expectations. In addition, the Phase 3 ACTION trial was initiated before year end as targeted. Achieving first site activation to formalize the study launch at the SNO conference enabled strong engagement with global trial investigators, building interest in participation. In spite of the supportive data, feedback from the FDA was insufficiently supportive of proceeding with an NDA based on existing data. As a result, this category was scored below target.	30%	15%
TEMBEXA	U.S. governmental contract execution to secure the financing of the Company: •Secure positive final contract terms related to the asset sale of TEMBEXA and related assets. •Receive U.S. revenue ($75 million as a target threshold to support planned spending).	40%	Above Target. The Company successfully completed the asset sale of TEMBEXA and related assets, receiving an upfront payment of $238 million with the potential for additional milestone payments upon BARDA’s execution of additional procurements and certain other developmental milestones. In addition, the Company entered into, and substantially received the proceeds of, two additional international procurement contracts for $31.9 million, far exceeding international revenue expectations.	125%	50%
DSTAT development	Progress of the DASH AML study	5%	Not Achieved. Following an internal review of the pipeline, a decision was made to stop investment in DSTAT’s development.	0%	0%

Imipridone pipeline	Achievement of additional imipridone value through certain defined studies: •Enhance ONC206 PK and safety to support therapeutic window. •Complete ONC212 IND enabling studies. •Increase compelling support for ONC201 or ONC206 new indication.	5%
Achieved at Target. Dose escalation studies of ONC206 at the National Institute of Health (“NIH”) and the Pacific Pediatric Neuro-Oncology Consortium (“PNOC”) remain ongoing with a potential to treatment for difficult to treat gliomas that extend beyond H3 K27M-mutation.

ONC212 completed IND enabling studies and data are being evaluated for next steps.

Developed important data supporting an alternative dosing schedule with the potential to substantially enhance efficacy for both ONC201 and ONC206. Completed studies further elucidating mechanisms of action for each drug that is expected to be presented at scientific conferences during 2023.
			100%	5%
Total		100%		70%

Equity-Based Incentive Awards

Equity opportunities are generally reviewed and determined annually at the beginning of the year or as appropriate during the year for new hires, promotions, or other special circumstances, such as to encourage retention, or as a reward for significant achievement. Individual grants are determined based on several factors, including current corporate and individual performance, outstanding equity holdings and their retention value and total ownership, historical value of our stock, internal equity amongst executives and market data provided by our independent compensation consultant. In January 2022, the Compensation Committee approved the following annual stock option grants for our named executive officers. In deciding to exclusively grant stock options, the Compensation Committee reviewed the grant practices of our 2022 peer companies while evaluating the Company’s corporate strategy and time horizons. The Compensation Committee believes that stock options are inherently performance-based, and automatically link executive pay to stockholder return, as the value realized, if any, from an award of stock options is dependent upon, and directly proportionate to, future appreciation in our stock price. Regardless of the reported value in the Summary Compensation Table, our named executive officers will only receive value from their stock option awards if the market price of our common stock increases above the market price of our common stock at the time of grant, and remains above such price as the stock options continue to vest. Stock options also do not have downside protection, and the awards will not provide value to the holder when the stock price is below the exercise price.

The Compensation Committee reviews market trends and has considered performance- vesting equity awards, which are often favored by proxy advisory firms and certain institutional investors. For 2022, the Compensation Committee determined that time-vesting stock options were most appropriate incentive structure for our executive officers. Our time-based vesting schedules deliver retention incentives for the company over the long-term and, unlike awards that vest based on pre-determined operational or market goals, do not create incentives for inappropriate short-term risk-taking at the expense of realizing long-term value or the potential incentive for unethical conduct. In addition, we deliver a meaningful portion of compensation in the form of annual performance bonus opportunity that is directly tied to, and incentivizes our executives to work towards, achievement of our key corporate goals.

These stock options vest monthly over a four-year period and have an exercise price of $5.62 per share:

Named Executive Officer	Stock Option Grant (# shares)
Michael A. Sherman	875,000
Michael T. Andriole	300,000
Allen S. Melemed, M.D., M.B.A.	240,000

Other Compensation

All of our executive officers are eligible to participate in our employee benefit plans, including our medical, dental, vision, group life and accidental death and dismemberment insurance plans, in each case on the same basis as all of our other employees. We maintain a defined contribution employee retirement plan (401(k) plan) for our employees and our executive officers are also eligible to participate in the 401(k) plan on the same basis as our other employees. The 401(k) plan is intended to qualify as a tax-qualified plan under Section 401(k) of the Internal Revenue Code. The plan provides that each participant may contribute up to the lesser of 90% of his or her compensation or the statutory limit, which was $20,500 for calendar year 2022. Participants that are 50 years or older can also make “catch-up” contributions, which in calendar year 2022 could have been up to an additional $6,500 above the statutory limit. During 2022, we matched 100% of the first 3% of employee contributions, up to a maximum of $9,000) to the 401(k) plan. Participant and employer contributions are held and invested, pursuant to the participant’s instructions, by the plan’s trustee.

We generally do not provide perquisites or personal benefits to our executive officers. We do, however, pay the premiums for term life insurance and long-term disability for all our employees, including our named executive officers. None of our executive officers participate in or have account balances in qualified or non-qualified defined benefit plans sponsored by us. Our Board of Directors may elect to adopt qualified or non-qualified benefit plans in the future if it determines that doing so is in our best interests.

None of our executive officers participate in or have account balances in nonqualified defined contribution plans or other nonqualified deferred compensation plans maintained by us. Our Board of Directors may elect to provide our officers and other employees with non-qualified defined contribution or other nonqualified deferred compensation benefits in the future if it determines that doing so is in our best interests.

Clawbacks

As a public company, if we are required to restate our financial results due to our material noncompliance with any financial reporting requirements under the federal securities laws as a result of misconduct, the Chief Executive Officer and Chief Financial Officer may be legally required to reimburse our Company for any bonus or other incentive-based or equity-based compensation they receive in accordance with the provisions of section 304 of the Sarbanes-Oxley Act of 2002.

Additionally, we voluntarily adopted and maintain an incentive compensation recoupment, or “clawback”, policy, ahead of final guidance by the SEC regarding the claw back rules that will be required under the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “SEC Clawback Rules”). Under our clawback policy, in the event of a financial statement restatement resulting in financial figures upon which incentive compensation (equity compensation or cash compensation) was previously calculated and paid to our executive officers were in error due to material noncompliance with any financial reporting requirement under federal securities laws, the Board of Directors may seek to recover incentive compensation that was paid or vested during the three-year period preceding the restatement obligation as noted above, which would not have been made to such executive officer based upon the restated financial results. The SEC has recently published finalized SEC Clawback Rules that will require further rulemaking by Nasdaq. The Compensation Committee will monitor the listing standards adopted by Nasdaq and will review and amend the clawback policy, as appropriate, to reflect the listing standards expected to be adopted by Nasdaq.

Agreements with our Named Executive Officers

Offer Letter Agreements

We entered into offer letter agreements with each of our named executive officers in connection with their initial commencement of employment with us. The offer letters describe the initial terms of employment, summarized below. The terms of the offer letters with each of our named executive officers are summarized below. Each of our named executive officers’ employment is at-will.

Mr. Sherman. In April 2019, we entered into an offer letter agreement with Mr. Sherman setting forth the terms of his employment, which included an initial base salary of $600,000 (which has most recently been increased to $694,575, effective as of January 1, 2023), an initial annual target bonus percentage of 55%, an initial stock option grant of 1,250,000 shares of our common stock which was granted in April 2019 and eligibility to participate in our Officer Severance Benefit Plan (as discussed below).

Mr. Andriole. In April 2019, we entered into an offer letter agreement with Mr. Andriole setting forth the terms of his employment, which included an initial base salary of $400,000 (which has most recently been increased to $477,383, effective as of January 1, 2023), an initial annual target bonus percentage of 40%, an initial stock option grant of 500,000 shares of our common stock which was granted in April 2019 and eligibility to participate in our Officer Severance Benefit Plan.

Dr. Melemed. In June 2020, we entered into an offer letter agreement with Dr. Melemed setting forth the terms of his employment, which included an initial base salary of $435,000 (which has subsequently been increased to $488,408, effective as of January 1, 2023), an initial annual target bonus percentage of 40%, an initial stock option grant of 400,000 shares of our common stock which was granted in June 2020 and eligibility to participate in our Officer Severance Benefit Plan.

Potential Payments upon Termination or Change in Control

Regardless of the manner in which a named executive officer’s service terminates, the named executive officer is entitled to receive amounts earned during his term of service, including salary and unused vacation pay. Each of our named executive officers holds equity awards under our equity incentive plans that were granted subject to our form of equity award agreements. A description of the termination and change in control provisions in such equity incentive plans and form of equity award agreements is provided below under “Equity Compensation Arrangements.”

Severance Plan. Our Officer Severance Benefit Plan (the “Severance Plan”), was originally adopted in February 2013 and most recently amended in April 2022 (to extend the termination date to December 2024). Under the Severance Plan, our named executive officers are eligible to receive severance benefits upon a covered termination either alone or within the thirty days prior to or thirteen months following a change in control transaction (which generally has the same meaning as set forth in our 2013 Equity Incentive Plan (the “2013 Plan”), described below under “Equity Compensation Arrangements”). A covered termination means the officer’s termination without cause or resignation with good reason (including resignation due to any material reduction in duties, authorities or responsibilities, base salary or relocation by more than fifty miles). All of the severance benefits under the Severance Plan are contingent upon delivery to us of an effective release of claims and continued compliance with certain post-termination covenants.

Upon a covered termination that does not occur within the thirty days prior to or thirteen months following a change in control transaction, Mr. Sherman, Mr. Andriole, and Dr. Melemed are eligible to receive (i) a payment equal to twelve months (or fifteen months, for Mr. Sherman) of base salary (such number of months, the “severance period”); (ii) accelerated vesting of all outstanding time-based stock options and other time-based stock awards as if the executive had completed service for the severance period; and (iii) payment of COBRA benefits for the severance period.

Upon a covered termination that occurs within the thirty days prior to or thirteen months following a change in control transaction, Mr. Sherman, Mr. Andriole, and Dr. Melemed are eligible for the same benefits described above for a covered termination not in connection with a change in control, except that the severance period is eighteen months for Mr. Sherman. Additionally, each executive will receive a lump sum amount equivalent to the target bonus for the year of termination and full vesting acceleration of all outstanding stock options and other stock awards. With respect to any such stock awards that are subject to performance-based vesting, acceleration will occur as if the performance criteria were attained at a 100% level.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth certain information regarding outstanding equity awards granted to each named executive officer that remain outstanding as of December 31, 2022.

		Option Awards(1)
Name	Grant Date(1)(2)	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)(3)	Option Expiration Date
Michael A. Sherman	4/8/2019(4)	1,045,833	104,167	2.09	4/7/2029
	1/21/2020(6)	461,198	171,302	2.08	1/20/2030
	1/22/2021(6)	335,417	364,583	9.28	1/21/2031
	1/18/2022(6)	200,521	674,479	5.62	1/17/2032
Michael T. Andriole	4/8/2019(4)	408,333	41,667	2.09	4/7/2029
	1/21/2020(6)	140,365	52,135	2.08	1/20/2030
	1/22/2021(6)	119,792	130,208	9.28	1/21/2031
	1/18/2022(6)	68,750	231,250	5.62	1/17/2032
Allen S. Melemed, M.D., M.B.A.	6/19/2020(5)	250,000	150,000	3.11	6/18/2030
	1/22/2021(6)	91,042	98,958	9.28	1/21/2031
	1/18/2022(6)	55,000	185,000	5.62	1/17/2032

(1)All of these option awards were granted under the 2013 Plan except for those noted in footnote 2. The terms of the 2013 Plan are described below under “Equity Compensation Arrangements.” Except as otherwise indicated, each option award becomes exercisable as it becomes vested, and all vesting is subject to the executive’s continuous service with us through the vesting date.

(2)The option awards granted in 2019 to Mr. Sherman and Mr. Andriole are subject to the terms of the 2013 Plan, but were granted outside of the 2013 Plan, as they constituted inducement grants in accordance with Nasdaq Stock Market rules.

(3)All of the option awards were granted with a per share exercise price equal to the fair market value of one share of our common stock on the date of grant.

(4)25% of the shares subject to the option vest on April 8, 2020, and 1/36th of the shares vest monthly thereafter.

(5)25% of the shares subject to the option vest on June 19, 2021, and 1/36th of the shares vest monthly thereafter.

(6)1/48th of the shares subject to the option vest monthly after the grant date.

Equity Compensation Arrangements

Following our initial public offering in April 2013, we have granted all equity awards pursuant to the 2013 Plan, with the exception of inducement grants made subject to the terms of the 2013 Plan, but granted outside of the 2013 Plan, in accordance with Nasdaq Stock Market rules. All options are granted with a per share exercise price equal to no less than the fair market value of a share of our common stock on the date of grant of each award. Generally, our stock option awards vest over a four-year period.

2013 Equity Incentive Plan

General. We currently grant equity awards to our named executive officers and other employees, Directors and consultants under the 2013 Plan. The 2013 Plan was initially adopted by our Board of Directors and our stockholders and became effective in connection with our initial public offering in April 2013 and subsequently amended by the Board of Directors in March 2014 and approved by our stockholders in June 2014. Our Board of Directors or a duly authorized committee thereof, has the authority to administer the 2013 Plan. Our Board of Directors may also delegate certain authority to one or more of our officers. Our Board of Directors or the authorized committee is referred to herein as the plan administrator.

The 2013 Plan provides for the grant of incentive stock options (“ISOs”), nonstatutory stock options (“NSOs”), stock appreciation rights, restricted stock awards, restricted stock unit awards, performance-based stock awards, and other forms of equity compensation (collectively, “stock awards”), all of which may be granted to employees, including officers, non-employee Directors and consultants of us and our affiliates. Additionally, the 2013 Plan provides for the grant of performance cash awards. ISOs may be granted only to employees. All other awards may be granted to employees, including officers, and to non-employee Directors and consultants. We have currently granted only stock options and restricted stock units under our 2013 Plan, although we may grant other types of stock awards under our 2013 Plan in the future.

Stock Options. The plan administrator determines the exercise price for a stock option, within the terms and conditions of the 2013 Plan, provided that the exercise price of a stock option generally cannot be less than 100% of the fair market value of our common stock on the date of grant. Options granted under the 2013 Plan vest at the rate specified by the plan administrator. The plan administrator determines the term of stock options granted under the 2013 Plan, up to a maximum of 10 years. Unless the terms of an option holder’s stock option agreement provide otherwise, if an option holder’s service relationship with us, or any of our affiliates, ceases for any reason other than disability, death or cause, the option holder may generally exercise any vested options for a period of three months following the cessation of service, except that, under our form of option agreement, the option holder may exercise any vested options for a period of 12 months following cessation of service due to retirement (i.e., termination without cause or resignation upon or after reaching age 59 ½). The option term may be extended in the event that exercise of the option following such a termination of service is prohibited by applicable securities laws or our insider trading policy. If an optionholder’s service relationship with us or any of our affiliates ceases due to disability or death, or an optionholder dies within a certain period following cessation of service, the optionholder or a beneficiary may generally exercise any vested options for a period of 12 months in the event of disability and 12 months in the event of death. In addition, under our form of stock option agreement, options will accelerate in full upon the optionholder’s termination due to death or disability. In the event of a termination for cause, options generally terminate immediately upon the termination of the individual for cause. In no event may an option be exercised beyond the expiration of its term.

Restricted Stock Unit Awards. Restricted stock unit awards are granted pursuant to restricted stock unit award agreements adopted by the plan administrator. Restricted stock unit awards may be granted in consideration for any form of legal consideration. A restricted stock unit award may be settled by cash, delivery of stock, a combination of cash and stock as deemed appropriate by the plan administrator, or in any other form of consideration set forth in the restricted stock unit award agreement. Additionally, dividend equivalents may be credited in respect of shares covered by a restricted stock unit award. Except as otherwise provided in the applicable award agreement, restricted stock units that have not vested will be forfeited upon the participant’s cessation of continuous service for any reason. Our form of restricted stock unit award agreement provides if the holder’s service relationship with us, or any of our affiliates, ceases for any reason other than due to disability or death, all restricted stock units not vested as of the date of termination will be forfeited. If a holder’s service relationship with us, or any of our affiliates ceases due to disability or death, restricted stock units will accelerate in full upon such termination.

Corporate Transactions. In the event of certain specified significant corporate transactions, the plan administrator has the discretion to take any of the following actions with respect to stock awards:

•arrange for the assumption, continuation or substitution of a stock award by a surviving or acquiring entity or parent company;
•arrange for the assignment of any reacquisition or repurchase rights held by us to the surviving or acquiring entity or parent company;
•accelerate the vesting of the stock award and provide for its termination prior to the effective time of the corporate transaction;
•arrange for the lapse of any reacquisition or repurchase right held by us;
•cancel or arrange for the cancellation of the stock award in exchange for such cash consideration, if any, as our Board of Directors may deem appropriate; or
•make a payment equal to the excess of (a) the value of the property the participant would have received upon exercise of the stock award over (b) the exercise price otherwise payable in connection with the stock award.

Our plan administrator is not obligated to treat all stock awards, even those that are of the same type, in the same manner.

Under the 2013 Plan, a “corporate transaction” is generally the consummation of (i) a sale or other disposition of all or substantially all of our consolidated assets, (ii) a sale or other disposition of at least 90% of our outstanding securities, (iii) a merger, consolidation or similar transaction following which we are not the surviving corporation, or (iv) a merger, consolidation or similar transaction following which we are the surviving corporation but the shares of our common stock outstanding immediately prior to such transaction are converted or exchanged into other property by virtue of the transaction.

Change in Control. The plan administrator may provide, in an individual award agreement or in any other written agreement between a participant and us that the stock award will be subject to additional acceleration of vesting and exercisability in the event of a change in control. Under the 2013 Plan, a “change in control” is generally (i) the acquisition by a person or entity of more than 50% of our combined voting power other than by merger, consolidation or similar transaction; (ii) a consummated merger, consolidation or similar transaction immediately after which our stockholders cease to own more than 50% of the combined voting power of the surviving entity; or (iii) a consummated sale, lease or exclusive license or other disposition of all or substantially of our consolidated assets.

Amendment and Termination. Our Board of Directors has the authority to amend, suspend, or terminate our 2013 Plan, provided that such action does not materially impair the existing rights of any participant without such participant’s written consent. No ISOs may be granted after the tenth anniversary of the date our Board of Directors adopted our 2013 Plan.

2012 Equity Incentive Plan

General. Our Board of Directors and our stockholders approved our 2012 Equity Incentive Plan (the “2012 Plan”), which became effective in February 2012. Our 2012 Plan was a continuation of and successor to our 2002 Equity Incentive Plan and after our 2012 Plan became effective, no further stock awards were made under our 2002 Equity Incentive Plan. Our Board of Directors or a duly authorized committee thereof, has the authority to administer the 2012 Plan. Our Board of Directors may also delegate certain authority to one or more of our officers. Our Board of Directors or the authorized committee is referred to herein as the plan administrator.

The 2012 Plan terminated and no further awards were granted upon the effective date of the 2013 Plan. All awards granted under the 2012 Plan that are repurchased, forfeited, expire or are cancelled will become available for grant under the 2013 Plan in accordance with its terms.

Stock Options. Options granted under the 2012 Plan vest at the rate specified by the plan administrator and have a term up to a maximum of 10 years. Unless the terms of an option holder’s stock option agreement provide otherwise, if an option holder’s service relationship with us, or any of our affiliates, ceases for any reason other than disability, death or cause, the option holder may generally exercise any vested options for a period of three months following the cessation of service. The option term may be extended in the event that exercise of the option following such a termination of service is prohibited by applicable securities laws or our insider trading policy. If an optionholder’s service relationship with us or any of our affiliates ceases due to disability or death, or an optionholder dies within a certain period following cessation of service, the optionholder or a beneficiary may generally exercise any vested options for a period of 12 months in the event of disability and 18 months in the event of death. In the event of a termination for cause, options generally terminate immediately upon the termination of the individual for cause. In no event may an option be exercised beyond the expiration of its term.

Corporate Transactions. In the event of certain specified significant corporate transactions, outstanding stock awards shall be assumed, continued or substituted for similar stock awards by the surviving or acquiring corporation. If any surviving or acquiring corporation fails to assume, continue or substitute such stock awards, stock awards held by participants whose continuous service has terminated will accelerate vesting in full prior to the corporate transaction. All stock awards will terminate at or prior to the corporate transaction.

Under the 2012 Plan, a “corporate transaction” is generally the consummation of (i) a sale or other disposition of all or substantially all of our consolidated assets, (ii) a sale or other disposition of at least 90% of our outstanding securities, (iii) a merger, consolidation or similar transaction following which we are not the surviving corporation, or (iv) a merger, consolidation or similar transaction following which we are the surviving corporation but the shares of our common stock outstanding immediately prior to such transaction are converted or exchanged into other property by virtue of the transaction.

Change in Control. The plan administrator may provide, in an individual award agreement or in any other written agreement between a participant and us that the stock award will be subject to additional acceleration of vesting and exercisability in the event of a change in control. Our form of option agreement provides for acceleration in full of the stock option if a participant is terminated without cause or resigns for good reason (which includes a resignation due to a material reduction in authority, duties or responsibilities, a material reduction in base salary or a relocation of employment by more than 50 miles) within thirteen months after a change in control. Under the 2012 Plan, a “change in control” is generally (i) the acquisition by a person or entity of more than 50% of our combined voting power other than by merger, consolidation or similar transaction; (ii) a consummated merger, consolidation or similar transaction immediately after which our stockholders cease to own more than 50% of the combined voting power of the surviving entity; (iii) approval by the stockholders or our Board of Directors of a plan of complete dissolution or liquidation of us; or (iv) a consummated sale, lease or exclusive license or other disposition of all or substantially of our consolidated assets.

2013 Employee Stock Purchase Plan

General. Our Board of Directors adopted the 2013 Employee Stock Purchase Plan (the “ESPP”), in February 2013 and our stockholders approved the ESPP in March 2013. The ESPP became effective in connection with our initial public offering in April 2013. The purpose of the ESPP is to retain the services of new employees and secure the services of new and existing employees while providing incentives for such individuals to exert maximum efforts toward our success and that of our affiliates. The ESPP is intended to qualify as an “employee stock purchase plan” within the meaning of Section 423 of the Code.

Our Board of Directors has delegated its authority to administer the ESPP to the Compensation Committee. The ESPP is implemented through a series of offerings of purchase rights to eligible employees. Under the ESPP, we may specify offerings with durations of not more than 27 months, and may specify shorter purchase periods within each offering. Each offering will have one or more purchase dates on which shares of our common stock will be purchased for employees participating in the offering. An offering may be terminated under certain circumstances.

Payroll Deductions. Generally, all regular employees, including our named executive officers, employed by us or by any of our designated affiliates, may participate in the ESPP and may contribute, normally through payroll deductions, up to 15% of their earnings for the purchase of our common stock under the ESPP, subject to certain limitations under the Code. Unless otherwise determined by our Board of Directors, common stock will be purchased for accounts of employees participating in the ESPP at a price per share equal to the lower of (a) 85% of the fair market value of a share of our common stock on the first date of an offering or (b) 85% of the fair market value of a share of our common stock on the date of purchase.

Corporate Transactions. In the event of certain significant corporate transactions, including: (i) a sale of all our assets, (ii) the sale or disposition of 90% of our outstanding securities, (iii) the consummation of a merger or consolidation where we do not survive the transaction, and (iv) the consummation of a merger or consolidation where we do survive the transaction but the shares of our common stock outstanding immediately prior to such transaction are converted or exchanged into other property by virtue of the transaction, any then-outstanding rights to purchase our stock under the ESPP may be assumed, continued or substituted for by any surviving or acquiring entity (or its parent company). If the surviving or acquiring entity (or its parent company) elects not to assume, continue or substitute for such purchase rights, then the participants’ accumulated payroll contributions will be used to purchase shares of our common stock within 10 business days prior to such corporate transaction, and such purchase rights will terminate immediately.

Plan Amendments, Termination. Our Board of Directors has the authority to amend or terminate our ESPP, provided that except in certain circumstances any such amendment or termination may not materially impair any outstanding purchase rights without the holder’s consent. We will obtain stockholder approval of any amendment to our ESPP as required by applicable law or listing requirements.

Securities Authorized for Issuance Under Equity Compensation Plans
The following table sets forth information regarding all of the Company’s equity compensation plans as of December 31, 2022:

Plan Category	Number of securities to be issued upon exercise of outstanding options, RSUs, warrants and rights	Weighted-average exercise price of outstanding options, RSUs, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	14,395,492 (2013 Plan) 1,408 (2012 Plan)	$6.35 $5.05	1,466,603 (2013 Plan) 0 (2012 Plan)
Equity compensation plans not approved by security holders	1,600,000(1)	$2.09	—
Total	15,996,900		1,466,603

(1)These securities are subject to the terms of the 2013 Plan, but were granted outside of the 2013 Plan as inducement awards in accordance with Nasdaq Listing Rule 5635(c)(4).

Item 402(v) Pay Versus Performance

The disclosure included in this section is prescribed by SEC rules and does not necessarily align with how the Company or the Compensation Committee view the link between the Company’s performance and named executive officer pay. This disclosure is intended to comply with the requirements of Item 402(v) of Regulation S-K applicable to “smaller reporting companies.” For additional information about our pay for performance compensation philosophy and how we seek to align executive compensation with the Company’s performance, refer to “Executive Compensation” beginning on page 27.

Required Tabular Disclosure of Pay Versus Performance

The amounts set forth below under the headings “Compensation Actually Paid to PEO” and “Average Compensation Actually Paid to Non-PEO NEOs” have been calculated in a manner consistent with Item 402(v) of Regulation S-K. Use of the term “compensation actually paid” is required by the SEC’s rules and as a result of the calculation methodology required by the SEC, such amounts differ from compensation actually received by the individuals and the compensation decisions described in the “Executive Compensation” section above. Our Chief Executive Officer is our principal executive officer and is referred to as PEO in the headers to the following tables.

Year	Summary Compensation Table Total for PEO ($)(1)(2)	Compensation Actually Paid to PEO ($)(3)	Average Summary Compensation Table Total for non-PEO NEOs ($)(1)	Average Compensation Actually Paid to non-PEO NEOs ($)(3)	Value of Initial Fixed $100 Investment Based On Total Stockholder Return ($)(4)	Net Income (loss) ($ in thousands)(5)
(a)	(b)	(c)	(d)	(e)	(f)	(g)
2022	4,061,403	(1,719,739)	1,572,368	(313,960)	$38.51	172,167
2021	6,026,822	6,554,832	2,203,653	2,312,710	$133.13	(173,236)

(1)The PEO for each year reported was Michael A. Sherman. The other non-PEO NEOs, for each year reported are Michael T. Andriole and Allen S. Melemed, M.D., M.B.A.

(2)The amounts reported in column (b) are the amounts of total compensation reported for our PEO for each corresponding year in the “Total” column of the Summary Compensation Table. Refer to “Executive Compensation—Summary Compensation Table.”

(3)The dollar amounts reported in column (c) and (e) represent the amount of “compensation actually paid” to Mr. Sherman and the average amount of “compensation actually paid” to our non-PEO NEOs, respectively, as computed in accordance with Item 402(v) of Regulation S-K. The dollar amounts do not reflect the actual amount of compensation earned by or paid to our NEOs during the applicable year. In accordance with the requirements of Item 402(v) of Regulation S-K, the following adjustments were made to the reported total compensation for each year to determine the compensation actually paid:

Summary Compensation Table Total	PEO		Average of Non-PEO NEOs
	2022	2021	2022	2021
	4,061,403	6,026,822	1,572,368	2,203,653
Deduct: Grant Date Fair Value of Equity Awards as reported in Summary Compensation Table (a)	3,134,228	5,039,625	973,247	1,584,121
Add: Year-End Fair Value of Equity Awards Granted in the Year	959,503	2,599,016	296,076	816,833
Add: Change in Fair Value of Outstanding and Unvested Equity Awards Granted in Prior Fiscal Year	(2,315,845)	959,878	(835,737)	264,426
Add: Change in Fair Value of Equity Awards Granted in Prior Years that Vested in the Year	(1,676,452)	1,168,477	(492,491)	347,835
Add: Change in Fair Value of Equity Awards Granted and Vested in the Year	385,880	840,264	119,071	264,084
Compensation Actually Paid (b)	(1,719,739)	6,554,832	(313,960)	2,312,710

(a)The grant date fair value of equity awards represents the total of the amounts reported in the “Option Awards” column in the Summary Compensation Table for the applicable year.

(b)Amount of equity award adjustments may differ from amount reported in the table above due to rounding.

(4)TSR is determined based on the value of an initial fixed investment of $100 on December 31, 2020. Cumulative TSR is calculated by dividing the sum of the cumulative amount of dividends for the measurement period, assuming dividend reinvestment, and the difference between the Company’s share price at the end and the beginning of the measurement period by the Company’s share price at the beginning of the measurement period.

(5)Net income (loss) attributable to Chimerix as reported in the Company’s consolidated financial statements for the applicable year.

Required Narrative Disclosure to Pay Versus Performance Table

As required by Item 402(v) of Regulation S-K, we are providing the following graphs to illustrate the relationship between the pay and performance figures that are included in the pay versus performance tabular disclosure above. As noted above, “compensation actually paid” for purposes of the tabular disclosure and the following graphs were calculated in accordance with SEC rules and do not fully represent the actual final amount of compensation earned by or actually paid to our NEOs during the applicable years.

COMPENSATION ACTUALLY PAID VS COMPANY TSR

COMPENSATION ACTUALLY PAID VS NET INCOME

All information provided above under the “Item 402(v) Pay Versus Performance” heading will not be deemed to be incorporated by reference into any filing of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing, except to the extent the Company specifically incorporates such information by reference.

DIRECTOR COMPENSATION

The following table sets forth in summary form information concerning the compensation that was earned by each of our non-employee Directors during the year ended December 31, 2022:

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)	Total ($)(1)
Martha J. Demski	85,000	62,278	147,278
Catherine L. Gilliss, Ph.D., R.N., F.A.A.N.	45,000	62,278	107,278
Patrick Machado	65,000	62,278	127,278
Robert J. Meyer, M.D.	57,500	62,278	119,778
Fred A. Middleton	60,000	62,278	122,278
Pratik S. Multani, M.D.	45,000	62,278	107,278
Vicki Vakiener	47,500	62,278	109,778
(1)Amounts listed represent the aggregate grant date fair value of option awards granted during 2022 computed in accordance with ASC 718. Assumptions used in the calculation of these amounts are included in Note 5 to the Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2022. These amounts do not reflect the actual economic value that will be realized by the non-employee Director upon the vesting of the stock options, the exercise of the stock options, or the sale of the common stock underlying such stock options. The aggregate number of shares subject to each non-employee Director’s outstanding option awards as of December 31, 2022 was as follows: Ms. Demski, 210,000 shares; Dr. Gilliss, 228,000 shares; Mr. Machado, 228,000 shares; Dr. Meyer, 204,000 shares; Mr. Middleton, 204,000 shares; Dr. Multani, 180,000 shares; and Ms. Vakiener, 145,000 shares. None of our non-employee Directors held unvested stock awards other than stock options as of December 31, 2022.

We have implemented a compensation policy for our non-employee Directors which provides for automatic cash and equity grants for service on our Board of Directors. Currently, our non-employee Directors receive the following annual cash retainers under our non-employee Director compensation policy:

•$40,000 for all eligible non-employee Directors, plus an additional $35,000 annual cash retainer for the Chair of our Board of Directors;

•$10,000, $7,500 and $5,000 for service (other than as chairman) on the Audit Committee, Compensation Committee and Nominating and Governance Committee, respectively; and

•$20,000, $15,000 and $10,000 for service as the chairman of the Audit Committee, Compensation Committee and Nominating and Governance Committee, respectively.

In addition, our non-employee Director compensation policy currently provides for (1) the automatic initial grant for each non-employee Director first joining the Board of Directors an option to purchase 100,000 shares of common stock that vests with respect to one-third of the shares on the one year anniversary of the date of grant and monthly thereafter for 24 months, subject to the Director continuing to provide services to us during such period; and (2) the automatic annual grant for each non-employee Director whose term continues on the date of our annual meeting each year an option to purchase 60,000 shares of common stock that vests in 12 equal monthly installments from the date of grant, provided that in any case such option is fully vested on the date of our next annual stockholder meeting, subject to the Director continuing to provide services to us during such period.

The stock options granted to our non-employee Directors under our non-employee Director compensation policy are granted under our 2013 Plan and do not qualify as ISOs. Such stock options are generally subject to the terms of our form of stock option agreements under the 2013 Plan, except that the options will vest in full upon a change in control (as defined in the 2013 Plan). Pursuant to the Company’s Non-Employee Director Compensation Policy, upon a termination of service other than for Cause (as defined in the 2013 Plan), the post-termination exercise period will be the earlier of (i) three years from the date of termination, or (ii) the expiration date of the stock option.

We have reimbursed and will continue to reimburse all of our non-employee Directors for their travel, lodging and other reasonable expenses incurred in attending meetings of our Board of Directors and committees of our Board of Directors.

TRANSACTIONS WITH RELATED PERSONS

Indemnification Agreements

We have entered, and intend to continue to enter, into separate indemnification agreements with our Directors and executive officers, in addition to the indemnification provided for in our amended and restated bylaws. These agreements, among other things, require us to indemnify our Directors and executive officers for certain expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by a Director or executive officer in any action or proceeding arising out of their services as one of our Directors or executive officers or any other company or enterprise to which the person provides services at our request. We believe that these bylaw provisions and indemnification agreements are necessary to attract and retain qualified persons as Directors and officers.

Policies and Procedures

We have adopted a written related-person transactions policy that sets forth our policies and procedures regarding the identification, review, consideration and oversight of “related-person transactions.” For purposes of our policy only, a “related-person transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which we and any “related person” are participants involving an amount that exceeds $120,000.

Transactions involving compensation for services provided to us as an employee, consultant or Director are not considered related-person transactions under this policy. A related person is any executive officer, Director or a holder of more than five percent of our common stock, including any of their immediate family members and any entity owned or controlled by such persons.

Under the policy, where a transaction has been identified as a related-person transaction, management must present information regarding the proposed related-person transaction to our Audit Committee (or, where review by our Audit Committee would be inappropriate, to another independent body of our Board of Directors) for review. The presentation must include a description of, among other things, the material facts, the direct and indirect interests of the related persons, the benefits of the transaction to us and whether any alternative transactions are available. To identify related-person transactions in advance, we rely on information supplied by our executive officers, Directors and certain significant stockholders. In considering related-person transactions, our Audit Committee or another independent body of our Board of Directors takes into account the relevant available facts and circumstances including, but not limited to:

•the risks, costs and benefits to us;

•the impact on a Director’s independence in the event the related person is a Director, immediate family member of a Director or an entity with which a Director is affiliated;

•the terms of the transaction;

•the availability of other sources for comparable services or products; and

•the terms available to or from, as the case may be, unrelated third parties or to or from our employees generally.

In the event a Director has an interest in the proposed transaction, the Director must recuse himself or herself from the deliberations and approval.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for Notices of Internet Availability of Proxy Materials or other Annual Meeting materials with respect to two or more stockholders sharing the same address by delivering a single Notice of Internet Availability of Proxy Materials or other Annual Meeting materials to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are Chimerix, Inc. stockholders will be “householding” the Company’s proxy materials. A single Notice of Internet Availability of Proxy Materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate Notice of Internet Availability of Proxy Materials, please notify your broker or Chimerix, Inc. Direct your written request to Chimerix, Inc., Attn: Legal Department, 2505 Meridian Parkway, Suite 100, Durham, NC 27713 or dial (919) 806-1074. Stockholders who currently receive multiple copies of the Notice of Internet Availability of Proxy Materials at their addresses and would like to request “householding” of their communications should contact their brokers.

OTHER MATTERS

The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

Michael Alrutz
Senior Vice President, General Counsel and Corporate Secretary

April 28, 2023

A copy of the Company’s Annual Report to the Securities and Exchange Commission on Form 10-K for the fiscal year ended December 31, 2022 is available without charge upon written request to: Corporate Secretary, Chimerix, Inc., 2505 Meridian Parkway, Suite 100, Durham, NC 27713.

CHIMERIX

VOTE

Your vote matters – here's how to vote!

You may vote online or by phone instead of mailing this card.

Votes submitted electronically must be received by June 9, 2023 at 1:00 A.M., Central Time.

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Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. [X]

Chimerix, Inc. 2023 Annual Meeting Proxy Card

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors recommends a vote FOR all the nominees to the Board of Directors, FOR for Proposal 2, and FOR for Proposal 3.

1. Election of two Class I Directors to serve for a term of three years:

Nominee	For	Withhold
01 - Robert J. Meyer, M.D.	☐	☐
02 - Michael A. Sherman	☐	☐

Note: We may also act upon such other business properly brought before the Annual Meeting.

B Authorized Signatures — This section must be completed for your vote to count. Please date and sign below.

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /		

1 U P X

03SSCD

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Stockholders.
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▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — Chimerix, Inc.

Notice of 2023 Annual Meeting of Stockholders

This Proxy is being solicited on behalf of the Board of Directors of Chimerix, Inc. for the 2023 Annual Meeting of Stockholders to be held on Friday, June 9, 2023 at 8:00 a.m. Eastern Time.

Michael A. Sherman and Michael T. Andriole, or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of Chimerix, Inc. to be held on June 9, 2023 or at any postponement or adjournment thereof.

Shares represented by this proxy will be voted by the stockholder as directed herein. If no such directions are indicated, the Proxies will have authority to vote FOR the election of the two nominees for director, FOR ratification of the selection by the Audit Committee of the Board of Directors of Ernst & Young LLP as the independent registered public accounting firm of the Company for its fiscal year ending December 31, 2023 and FOR the approval, by non-binding vote, the compensation of Chimerix, Inc.'s named executive officers as disclosed in the Proxy Statement.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

(Items to be voted appear on reverse side)

C Non-Voting Items

Change of Address — Please print new address below.

Comments — Please print your comments below.

Meeting Attendance
Mark box to the right if you plan to attend the Annual Meeting. ☐